Exhibit 2.1

Share Purchase Agreement

Dated 21 June 2010

i

THIS AGREEMENT is made on 21 June 2010

BETWEEN:

1.	The persons whose names and addresses are set out in the first and second columns of Schedule 1 (‘the Vendors’);

2.	CITYSYNC LIMITED (registration number 3791347) whose registered office is at City Park, Swiftfields, Welwyn Garden City, Hertfordshire, AL7 1LY, United Kingdom (the ‘Company’);

3.

IMAGE SENSING SYSTEMS EUROPE LIMITED (registration number 5148882) whose registered office is at 54 Sun Street, Waltham Abbey, Essex, EN9 1EJ, United Kingdom (‘the Purchaser’, which expression shall, where the context so admits, include its assigns).

4.

IMAGE SENSING SYSTEMS, INC. (incorporated under the laws of the State of Minnesota, USA) whose registered office is at 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota 55104 USA (‘ISS’).

RECITALS

5.

The Company (short details of which are set out in Schedule 2) is a private company and, at the date of this agreement, has an authorised share capital of £60,000.00 divided into 60,000 ordinary shares (‘Ordinary Shares’) of £1.00, of which 15,000 have been issued as fully paid (or credited as fully paid) and of which 9,000 are registered in the name of the Vendors.

6.	The Vendors are beneficially entitled to the shares in the numbers set out in the third column of Schedule 1 and have the right to sell them free from all Incumbrances.

7.	The Company is indebted to the Second Named Vendor in the amount of the Vendor’s Loan. The Second Named Vendor has agreed to accept the payment in the manner set out in clause 4.3.2.

8.	The Company is the direct owner of the whole of the issued share capital in the Subsidiary. The Subsidiary is the only subsidiary of the Company.

9.	The Vendors have agreed with the Purchaser to sell the Shares to the Purchaser on the terms and conditions contained in this agreement.

IT IS AGREED as follows:

1.	Definitions and interpretation

	1.1	In this agreement and in the schedules (unless the context otherwise requires), the following words and expressions have the following meanings:

‘the Accounting Dates’	30th November 2008 and 31st January 2010.

‘Affiliate’

means, when used to indicate a relationship with a specified person, a person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such specified person; and a person shall be deemed to be Controlled by another person if Controlled in any manner whatsoever that results in Control in fact by that other person (or that other person and any person or persons with whom that other person is acting jointly or in concert).

‘Agreed Form’

in relation to any document, the draft of that document which is either annexed to this agreement or which has been initialed by a party or, on their behalf, by the Vendors’ Solicitors and the Purchaser’s Solicitors, by way of identification.

‘Audited Accounts’

the audited consolidated financial statements of the Company and the Subsidiary as at and for the year ended on 31 January 2010 (copies of which have been included in the Disclosure Letter), including a balance sheet, profit and loss statement, notes, auditor’s and directors’ reports, and a statement of the source and application of funds.

‘Business’	the business of developing, marketing, distributing, selling and supporting automatic number plate recognition and automatic license plate recognition hardware and software.

‘Business Day’	a day (other than a Saturday, Sunday or public holiday) when banks in London, England are open for business.

‘CAA 2001’	the Capital Allowances Act 2001.

‘Certified Accounts’	the abbreviated accounts filed by the Company with the Companies House for each of the years ended on the respective Accounting Dates (copies of which have been included in the Disclosure Letter).

‘Common Stock’	the common stock, $0.01 per share par value, of ISS.

‘Company Software’	Software owned by the Company or the Subsidiary.

‘Completion Date’	the date of actual completion of the matters provided for in clauses 4.1 to 4.4 and the Transactions, and ‘Completion’ shall be construed accordingly.

‘Consideration Shares’	57,000 shares of Common Stock, credited as fully paid, issued to the Vendors as a portion of the Purchase Price as provided in clause 3.

‘Control’	in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, relating that or any other body corporate;

and a ‘Change of Control’ occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it, and ‘Controlled’ and ‘Controls’ shall be construed accordingly.

‘Disclosure Letter’

the letter and its annexures, dated with today’s date, delivered immediately before the execution of this agreement and addressed by the Vendors’ Solicitors to the Purchaser’s Solicitors, disclosing various matters relating to the Warranties.

‘Earn-Out Consideration’	the portion of the Purchase Price payable in accordance with clause 6.

‘Escrow Account’	the escrow account created by the Escrow Agreement.

‘Escrow Agent’	Wells Fargo Bank, N.A.

‘Escrow Agreement’	the escrow agreement of even date herewith among the Purchaser, ISS, the Vendors and the Escrow Agent in the Agreed Form under which the Consideration Shares shall be placed in the Escrow Account.

‘Incumbrance’

any mortgage, charge (whether fixed or floating), pledge, lien, option, right of pre-emption, claims, equity, restrictions, right to acquire, assignment, hypothecation, right of retention of title or any other form of security, interest, title or security interest or any obligation (including any conditional obligation) to create any of the same.

‘Intellectual Property Rights’

all patents, patent applications, rights to inventions, copyright, trade marks, service marks, trade names, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, moral rights, proprietary rights in confidential information (including trade secrets and know-how), rights under licences or similar agreements or arrangements, and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

‘Loan Agreements’	means the loan agreement(s) between the Second Named Vendor and the Company dated 7 February 2006, true and correct copies of which are attached to the Disclosure Schedule.

‘Loss’

means any and all loss, liability or damage and any reasonable cost or expense resulting from or arising out of any claim, including the reasonable costs, fees and expenses of any action, suit, proceeding, claim, grievance, arbitration, injunction, demand, assessment, reassessment, judgement, settlement or compromise relating to the claim; and all interest, exemplary or punitive damages, fines and penalties; but ‘Loss’ does not include any decrease in the market price of the Consideration Shares.

‘Management Accounts’

the unaudited consolidated profit and loss statements of the Company and the Subsidiary for the period from and including 1 February 2010 through and including 31 May 2010 and the consolidated unaudited balance sheet of the Company and the Subsidiary as at 31 May 2010 in the Agreed Form (copies of which have been included in the Disclosure Letter).

‘Properties’	the leasehold properties, short particulars of which are contained in Schedule 4, and ‘Property’ shall mean any of them.

‘Purchaser’s Solicitors’	Crane & Staples of Longcroft House, Fretherne Road, Welwyn Garden City, Hertfordshire AL8 6TU (DX 30051 WELWYN GARDEN CITY).

‘Registered IPR’

means all Intellectual Property Rights which have been registered by the Company or which are the subject of any current application for registration (including all registered trade marks and domain names).

‘Revenue’	all fiscal authorities (national municipal or local), whether of the United Kingdom or elsewhere.

‘Second Named Vendor’	Lawson John Noble, one of the Vendors.

‘Shares’	the 9,000 Ordinary Shares of £1 each in the share capital of the Company, details of which appear in Recital (2).

‘Software’

any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including (i) all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing; (ii) processes, know-how, operating procedures, methods and all other Intellectual Property Rights, in each case embodied with the foregoing; and (iii) technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature, in each case relating to the foregoing.

‘Special Accountant’

a mutually agreeable independent registered accounting firm or, in default of mutual agreement, such firm as is nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the written application of the Vendors or the Purchaser (whoever applies first); provided, that the party applying first shall simultaneously give notice to the other parties to this agreement of such application, which notice shall state the date the application was filed and include a copy of the application.

‘SSAP’	any Statement of Standard Accounting Practice in force at the Completion Date.

‘Subsidiary’	the company, short details of which are set out in Schedule 3.

‘Tax’ or ‘Taxation’

any form of taxation, duty, levy, charge, withholding, national insurance or other similar contribution, or rates (whether created or imposed by any governmental, state, federal, local, provincial, municipal or other body, or any statute, regulation or other law, and whether in the United Kingdom or elsewhere), including without limitation:

(a) any obligation to repay (in whole or part) any payment for group or consortium relief; and

(b) any related penalty, interest, fine, charges, costs or surcharge related thereto.

‘Tax Claim’	means a claim under the Tax Deed or for a breach of any of the Tax Warranties.

‘Tax Deed’	the tax deed referred to in clause 4.1.6 below.

‘Tax Warranties’	means the warranties contained in paragraph 16 of Schedule 6 of the agreement.

‘Third Party Software’

all Software owned by third parties that is either licenced, offered or provided to customers of the Company as part of or in conjunction with any Company products; material to the development or provision of the Company products; or otherwise used by the Company or the Subsidiary in the conduct of its business.

‘Transactions’	means the transactions provided for in this agreement.

‘United States GAAP’	means United States generally accepted accounting principles, consistently applied.

‘Vendor’s Loan’	the loan by the Second Named Vendor to the Company evidenced by the Loan Agreements.

‘Vendors’ Solicitors’	Harbottle & Lewis LLP of 14 Hanover Square, London W1S 1HP DX 44617 MAYFAIR.

‘Warranties’	the representations and warranties given by the Vendors in clause 5 and Schedule 6.

1.2	Expressions in the singular shall include the plural and in the masculine shall include the feminine and vice versa, and references to persons shall include corporations and vice versa.

1.3

References to any statute or statutory provision shall be construed as references to that statute or statutory provision as amended, re-enacted or modified in its operation by any other statute or statutory provision (whether before or after the date of this agreement), and shall include any provisions of which they are re-enactments (whether with or without modification) and any subordinate legislation made under the relevant statute.

1.4	References to recitals, clauses and Schedules are references to recitals and clauses of, and schedules to, this agreement.

1.5

The Vendors shall be deemed to enter or undertake all obligations under this agreement jointly and severally, whether those obligations result from the execution of this agreement or from the breach of its provisions (including without limitation any of the Warranties proving to be untrue or misleading, or being breached).

1.6

Expressions defined in the Income and Corporation Taxes Act 1988, the Taxation of Chargeable Gains Act 1992, the CAA 2001, the Income Tax (Earnings and Pensions Act) 2003, the Income Tax (Trading and Other Income) Act 2005, the Income Tax Act 2007, the Corporation Tax Act 2009 or in the Companies Acts shall wherever used in this agreement have the meanings given to them in the relevant statute (unless the context otherwise requires) and, in the case of any inconsistency, the defined terms used in the Companies Acts shall prevail.

	1.7	The headings used in this agreement are inserted for convenience only and shall not affect its construction or interpretation.

	1.8	Unless specified otherwise, all statements of or references to dollar amounts in this agreement are to United States dollars.

	1.9	Any reference to ‘writing’ or ‘written’ includes faxes and any legible reproduction of words delivered in permanent and tangible form (but does not include email).

	1.10	The Schedules form part of this agreement.

2.	Sale and purchase of shares

	2.1	Subject to the terms of this agreement:

		2.1.1	each of the Vendors shall sell the Shares to the Purchaser with full title guarantee; and

		2.1.2	the Purchaser (relying on the representations, warranties, undertakings and indemnities by the Vendors in this agreement) shall purchase the Shares from the Vendors free from all Incumbrances (and with all attached or accrued rights as at the Completion Date) for the consideration detailed in clause 3.

2.2

Each of the Vendors hereby represents to ISS and the Purchaser that no dividend payments are due and payable to him by the Company and hereby unconditionally and irrevocably waives in favour of the Company, ISS and the Purchaser any and all dividend payments due by the Company to him to the extent that they remain unpaid.

	2.3	Each of the Vendors waives any rights of pre-emption or rights of first refusal conferred by the articles of association of the Company or otherwise, over:-

		2.3.1	the Shares; and

		2.3.2	all of those 6,000 Ordinary Shares, 3,000 of which are registered in the name of Anthony Burke and 3,000 of which are registered in the name of Christopher John Stanley Cook.

	2.4	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

3.	Consideration

	3.1	Subject to adjustment at Completion as provided in clause 3.3, the consideration payable for the Shares (‘the Purchase Price’) shall be the sum of:

		3.1.1	cash consideration of £4,455,000.00;

3.1.2

(subject to the escrow arrangements referred to in clause 7) the Consideration Shares payable in accordance with clause 4.4 (the consideration described in clauses 3.1.1 and 3.1.2 is referred to as ‘the Initial Consideration’); and

		3.1.3	any Earn-Out Consideration payable as provided in clause 6.

	3.2	The Initial Consideration shall be apportioned among the Vendors in due proportion to the number of Shares registered in their respective names as detailed in Schedule 1.

3.3

If, at the Completion Date, it is determined that the amount of the Company’s retained earnings (‘the 2010 Retained Earnings Amount’) as shown on the balance sheet dated as of 31 May 2010 included in the Management Accounts is less than $380,000.00, then the amount of the Initial Consideration payable in cash shall be reduced by the amount that the 2010 Retained Earnings Amount is less than $380,000.00. By way of example, if the 2010 Retained Earnings Amount is $300,000.00, the amount of the Initial Consideration payable in cash shall be reduced by $80,000.00.

3.4

In addition to the conditions imposed by the Escrow Agreement, each Vendor covenants and agrees that he will not, for a period of 18 months from the Completion Date, sell, transfer, mortgage, or in any other way encumber or offer for sale or enter into any option in respect of the Consideration Shares. As provided in clause 4, to evidence the covenant set forth in the foregoing sentence, each Vendor shall, at Completion, deliver to the Purchaser a lock-up agreement in the Agreed Form (‘the Lock-Up Agreement’).

3.5

Each Vendor acknowledges that the Consideration Shares issued at the Completion in accordance with clause 3.1 will not, as of the Completion Date, be registered under the United States Securities Act of 1933 (‘the 1933 Act’) and may not be resold without compliance with the 1933 Act. The stock certificates representing the Consideration Shares shall bear a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE NOT ISSUED IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (‘SECURITIES ACT’), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF QUALIFIED COUNSEL EXPERIENCED IN SECURITIES LAW MATTERS AND REASONABLY ACCEPTABLE TO THE ISSUER AND ITS TRANSFER

AGENT, IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

3.6

As a condition to receipt of the Consideration Shares at the Completion, each Vendor shall, at Completion, furnish to the Purchaser a duly executed shareholder representation agreement in the Agreed Form (the ‘Shareholder Representation Agreement’), certifying as to certain matters with respect to the Consideration Shares issued at Completion.

4.	Completion

Completion of the sale and purchase of the Shares shall take place at the offices of the Purchaser’s Solicitors immediately after signature and exchange of this agreement (‘the Completion Date’) when and where the matters referred to in clauses 4.1 to 4.4 shall be carried out:

	4.1	The Vendors shall deliver to the Purchaser:

4.1.1

transfers of the Shares duly executed by the registered holders in favour of the Purchaser (or as it in writing directs), accompanied by their respective share certificates, in such form as is necessary for the Purchaser to establish legal ownership in accordance with English law;

		4.1.2	the share certificate in respect of 1,500 shares of common stock, representing all of the outstanding equity shares of the Subsidiary;

4.1.3

the certificates of incorporation, statutory books (including minute books) and all books of account and other records of the Company and the Subsidiary complete and (where appropriate) written up to date immediately prior to the Completion Date;

		4.1.4	the title deeds to the Properties and all ancillary documents, together with confirmation of the lost title deeds indemnity insurance cover in the agreed amount;

4.1.5

the resignation of each of the existing directors and secretary of the Company and of the Subsidiary, with a written acknowledgement, waiver and release from each (executed as a deed in the Agreed Form) that he has no claim whatever against ISS, the Company, the Subsidiary or their respective Affiliates, whether in respect of compensation for loss of office, damages, pensions, loans or otherwise, and whether under any agreement to which he is a party (excluding any usual salary, other remuneration, benefits and any expenses due and payable by the Company to such directors and secretary under their current service agreements with the Company);

		4.1.6	a Tax Deed in the form set out in Schedule 5, duly executed by each of the Vendors, the Company and the Subsidiary;

		4.1.7	statements from the Company’s and the Subsidiary’s bankers as to the current and deposit account balances of the Company and of the Subsidiary covering the period from 1 June 2010 through the close of business on the last Business Day preceding Completion;

	4.1.8	appropriate forms to amend the mandates given by the Company and the Subsidiary to its bankers;

4.1.9

written confirmation from the Vendors in the Agreed Form that there are no subsisting guarantees given by the Company or the Subsidiary in their favour and that, after compliance with clause 4.3.2, there will remain no debt outstanding between the Vendors or their Affiliates and the Company;

4.1.10

appropriate certified resolutions of the Company and the Subsidiary authorising execution of this agreement, the Tax Deed and any other ancillary documentation required to be executed by such companies in the Agreed Form;

	4.1.11	original certificates in respect of the Registered IPR;

4.1.12

evidence (in the Agreed Form) of the release from any and all Incumbrances created by the Company or the Subsidiary, or to which any of their assets is subject, or (as appropriate) certificates of non-crystallisation;

	4.1.13	the Disclosure Letter duly executed by the Vendors;

	4.1.14	the Lock-Up Agreements duly executed by the Vendors;

	4.1.15	the Shareholder Representation Agreements duly executed by the Vendors; and

	4.1.16	the Escrow Agreement duly executed by the Vendors.

4.2	The Vendors will procure that a board meeting of the Company and of the Subsidiary shall be held at which:

	4.2.1	those persons nominated and designated by the Purchaser shall be appointed as directors, secretary and as other officers of the Company and the Subsidiary;

	4.2.2	the resignations of the directors and officers referred to in clause 4.1.5 shall be submitted and accepted;

	4.2.3	the transfers of the Shares (subject to stamping) shall be approved for registration;

	4.2.4	the existing bank mandates given by the Company and the Subsidiary shall be cancelled; and

	4.2.5	the registered offices of the Company and the Subsidiary shall be changed as the Purchaser may direct.

4.3	The Purchaser and/or ISS shall:

4.3.1

pay by a telegraphic transfer of funds from Purchaser’s Solicitors’ bank account to the Vendors’ Solicitors’ bank account in respect of that part of the Purchase Price as is payable in cash, to and in favour of the Vendors’ Solicitors (whose receipt shall be a full discharge to the Purchaser and ISS);

		4.3.2	procure that the Company repay to the Second Vendor the Vendor’s Loan within 10 Business Days of the Completion Date;

		4.3.3	deliver to the Vendors the Disclosure Letter duly executed by the Purchaser and ISS;

		4.3.4	deliver to the Vendors the Escrow Agreement duly executed by the Purchaser and ISS;

		4.3.5	deliver to the Vendors a certified copy of resolutions of the board of directors of the Purchaser:

			4.3.5.1	approving the Transactions; and

			4.3.5.2	authorising the directors of the Purchaser to take any and all steps necessary to complete this agreement.

	4.4	ISS shall deliver certificates evidencing the Consideration Shares to the Escrow Agent for deposit in the Escrow Account under the terms of the Escrow Agreement.

4.5

If the provisions of clauses 4.1 through 4.3 are not complied with in any respect on the Completion Date, the Purchaser may, in its discretion, and without prejudice to any other rights it has under this agreement or otherwise:

		4.5.1	defer Completion to a date not more than 28 days after the Completion Date (in which case the provisions of clauses 4.1 through 4.5 shall apply to Completion as so deferred); or

		4.5.2	proceed to Completion so far as practicable; or

		4.5.3	terminate this agreement without incurring any liability to the Vendors or any of them.

5.	Warranties

5.1

The Vendors warrant and represent to the Purchaser in relation to the Company and, as separate warranties and representations in relation to the Subsidiary as if its name (where the context so admits) was substituted, where appropriate, for references to ‘the Company’, that each Warranty is true and correct and not misleading on the date of this agreement except as set forth and as fairly and accurately disclosed in the Disclosure Letter (with sufficient details to identify the nature and scope of the matter disclosed).

5.2

For the avoidance of doubt, each of the Warranties shall be separate and independent and (save as expressly provided) shall not be limited by reference to any other Warranty, clause, or anything in this agreement.

5.3

Each of the Purchaser and ISS confirms to the Vendors that (having made reasonable inquiry of its professional advisers), save as disclosed in the Disclosure Letter, it is not aware of any matter, fact or circumstance existing as at the date of this agreement which constitutes a breach of Warranty or which otherwise makes any Warranty misleading.

5.4	The rights and remedies of the Purchaser in respect of the Warranties shall not be affected by:

	5.4.1	Completion;

	5.4.2	any investigation made by it, or on its behalf, into the affairs of the Company or the Subsidiary;

5.4.3

the Purchaser’s knowledge of any information which it may have received, or been given, or have actual, implied or constructive notice of, prior to the signing of this agreement, except to the extent that such information is set forth and is fairly and accurately disclosed in the Disclosure Letter (with sufficient details to identify the nature and scope of the matter disclosed);

	5.4.4	its failing to exercise, or delaying the exercise of, any right or remedy; or

	5.4.5	any event or matter whatever, except a specific and duly authorised written waiver or release.

5.5

In relation to any information supplied prior to the date of this agreement by the Company or the Subsidiary (or their professional advisers) to the Vendors or to their employees, agents, representatives or advisers in connection with the Warranties and the contents of the Disclosure Letter or otherwise in relation to the business or affairs of the Company or the Subsidiary:

	5.5.1	the Company or the Subsidiary makes no representation, warranty, or guarantee of the accuracy of that information (or any part of it) to the Vendors; and

5.5.2

each of the Vendors waives any claims against the Company, the Subsidiary, their officers, directors, employees, agents, representatives, or advisers, which they might otherwise have in respect of that information (or any part of it), other than in respect of fraud or willful misconduct.

5.6

Any of the Warranties which are qualified by the expression ‘so far as the Vendors are aware’, or any similar expression, shall be deemed to include an additional statement that they have been made after due and careful inquiry.

	5.7	The Vendors’ liability in respect of any claim under this agreement shall be limited as provided in Schedule 7.

	5.8	ISS and the Purchaser hereby represent and warrant to the Vendors as follows:

5.8.1

Each of ISS and the Purchaser is entitled and has all requisite corporate power, authority and capacity to enter into, execute, deliver and perform this agreement in accordance with its terms and to consummate the Transactions.

5.8.2

Each of ISS and the Purchaser has taken all actions necessary for it to enter into, execute and deliver this agreement and to perform the Transactions and has secured all approvals and consents (governmental or otherwise) required for the performance of this agreement.

5.8.3

Neither the execution or delivery of this agreement by ISS or the Purchaser, nor Completion of the Transactions, is prohibited by, or violates, any provision of, and will not result in a breach of, or constitute a default under: (i) any applicable law, rule, regulation, judgement, decree, order or other requirements of the United Kingdom or of any court, authority, department, commission, board, bureau or agency; (ii) the memorandum or articles of association of the Purchaser or the articles of incorporation or the bylaws of ISS; (iii) any agreement or instrument to which it is bound or affected; or (iv) any order, judgement, decree or other restriction applicable to ISS or the Purchaser.

		5.8.4	This agreement constitutes and imposes valid legal and binding obligations on ISS and the Purchaser, enforceable in accordance with their terms.

5.8.5

Completion of the Transactions by ISS and the Purchaser will not (i) conflict with, result in the breach of or constitute a default under, or accelerate the performance provided by, the terms of any contract, agreement or deed to which ISS or the Purchaser may be bound or affected; or (ii) constitute a default or an event which, with the lapse of time or action by a third party (other than the Vendors or by a third party with respect to a Vendor’s property), could result in the creation of any Incumbrance on any of the Consideration Shares.

6.	Earn-out and indemnities

	6.1	As used in this agreement, the following terms have the following meanings:

		6.1.1	‘Actual Eligible Revenue’ means the revenue from products in respect of the Business earned by ISS, on a consolidated basis, as determined in accordance with United States GAAP;

		6.1.2	‘Earn-Out Periods’ means EOP1 and EOP2, where EOP1 is the period from the Completion Date through 31 December 2010 (inclusive)

and EOP2 is the period from 1 January 2011 through 31 December 2011 (inclusive);

	6.1.3	‘AER1’ means the Actual Eligible Revenue for EOP1, determined in accordance with United States GAAP;

	6.1.4	‘AER2’ means the Actual Eligible Revenue for EOP2, determined in accordance with United States GAAP; and

	6.1.5	‘GM’ means the average associated gross margin earned by ISS on the Actual Eligible Revenue, as determined in accordance with United States GAAP.

6.2

The Earn-Out Consideration consists of two potential earn-out payments (‘the Earn-Out Payments’). The amount of each Earn-Out Payment shall be calculated based on the Actual Eligible Revenue and GM as described below. Any Earn-Out Payment due with respect to an Earn-Out Period shall be paid by the Purchaser to the Vendors in Pounds Sterling by wire transfer within 90 days after the 31 December occurring at the end of the Earn-Out Period for which the Earn-Out Payment is due to the Vendors’ Solicitors bank accounts or otherwise as directed by Solicitors’ Vendors or the Vendors, as applicable, by notice given pursuant to clause 10. Each of the Earn-Out Payments is discrete, shall be calculated separately, and does not depend on the achievement of the goals in the other Earn-Out Payment.

6.3	The amount of the Earn-Out Payment for each Earn-Out Period shall be calculated as follows:

EOP1 (Completion Date to 31 December 2010)	EOP2 (1 January 2011 to 31 December 2011)	The amount of the Earn-Out Payment shall be:

If AER1 is equal to or less than $5,260,000.00 AND the GM is equal to or less than 51%	If AER2 is equal to or less than $13,000,000.00 AND the GM is equal to or less than 51%	$0 for each of EOP1 and EOP2.

If AER1 is greater than $3,682,000.00 but less than $5,260,000.00 AND the GM is greater than 51%	If AER2 is greater than $7,000,000.00 but less than $13,000,000.00 AND the GM is greater than 51%	For EOP1, $360,000.00; and for EOP2, $550,000.00.

If AER1 is equal to or greater than $5,260,000.00 AND	If AER2 is equal to or greater than $13,000,000.00 AND

If GM is greater than 54%	If GM is greater than 54%	For EOP1, $767,000.00 plus an amount equal to 10% of (AER1 minus $5,260,000.00); for EOP2, $1,229,000.00 plus an amount equal to 10% of (AER2 minus $13,000,000.00)

EOP1 (Completion Date to 31 December 2010)	EOP2 (1 January 2011 to 31 December 2011)	The amount of the Earn-Out Payment shall be:

If GM is greater than 51% but equal to or less than 54%	If GM is greater than 51% but equal to or less than 54%	For EOP1, $690,000.00 plus an amount equal to 8% of (AER1 minus $5,260,000.00); for EOP2, $1,120,000.00 plus an amount equal to 8% of (AER2 minus $13,000,000.00).

If GM is greater than 48% but equal to or less than 51%	If GM is greater than 48% but equal to or less than 51%	For EOP1, $620,000.00 plus an amount equal to 5% of (AER1 minus $5,260,000.00); for EOP2, $1,020,000.00 plus an amount equal to 5% of (AER2 minus $13,000,000.00).

If GM is greater than 45% but equal to or less than 48%	If GM is greater than 45% but equal to or less than 48%	For EOP1, $530,000.00 plus an amount equal to 2% of (AER1 minus $5,260,000.00); for EOP2, $900,000.00 plus an amount equal to 2% of (AER2 minus $13,000,000.00).

If GM is equal to or less than 45%	If GM is equal to or less than 45%	$0 for each of EOP1 and EOP2.

For purposes of the Earn-Out Payment, United States Dollars figures shown above will be converted into Pounds Sterling at a rate of $1.60 to £1.00.

6.4

For purposes of illustration; Example I: in EOP2, if AER2 is $7,500,000.00 and GM is 55%, the Earn-Out Payment would be $550,000.00 or £343,750.00. If in the same example the GM were 50%, the Earn-Out Payment would be $0. Example II: in EOP 1, if AER1 is $6,000,000.00 and GM is 55%, the Earn-Out Payment would be $841,000.00 (which is $767,000.00 plus 10% x $6,000,000.00 - $5,260,000.00) or £525,625.00. If in the same example the GM were 46%, the Earn-Out Payment would be $534,800.00 (which is $530,000.00 plus 2% x $6,000,000.00 - $5,260,000.00) or £340,500.00.

6.5

For avoidance of doubt, GM is an average and does not pertain to any individual revenue transaction. In each Earn-Out Period, the Vendors may elect to disregard certain revenue transactions so as to improve GM. In that case, the Actual Eligible Revenue and its related costs would be decreased accordingly in the calculations. Additionally, the Chief Executive Officer or the Chief Financial Officer of the Purchaser may ‘sanction’ certain transactions that would otherwise be considered unusual or not in the ordinary course. In the case of such a sanctioned transaction, the parties would agree before completion of the sale that the sale would be initially disregarded in the calculations and an agreed-upon amount for revenue and its related costs would be added back to the calculations.

6.6

AER1 and AER2 shall be determined promptly after the close of each fiscal year of the Purchaser in which the applicable Earn-Out Period ended in conjunction with ISS’ annual audit. The Purchaser shall deliver a copy of the report setting forth the computation of AER1 or AER2 to the Vendors within 60 days of the close of the applicable Earn-Out Period and, unless the Vendors notify the Purchaser within 30 days after receipt of such report that they object to the computation of AER1 or AER2 set forth in such report, the report shall be binding and conclusive for the purposes of this agreement. The Vendors shall have access to the records of the Company and the Purchaser during the regular business hours of the Company or the Purchaser, as applicable, and upon prior notice to verify the computation of AER1 and AER2.

6.7

If the Vendors notify the Purchaser in writing within 30 days after the receipt of the report described in clause 6.6 that they object to the computation of AER1 or AER2 set forth in such report, the amount of AER1 or AER2, as applicable, shall be determined by negotiation between the Vendors and the Purchaser acting in good faith. If the Vendors and the Purchaser are unable to reach agreement within 30 Business Days after such notification, the determination of the amount of AER1 or AER2, as applicable, shall be submitted to the Special Accountant for determination, whose determination shall be made in accordance with United States GAAP.

6.8

In making its determination, the Special Accountant shall (i) act as an expert and not as an arbitrator and neither the Arbitration Act 1996 nor any earlier or later enactments on arbitration shall apply, and (ii) set its own procedure as it deems appropriate, subject to the requirement to make its determinations of AER1 or AER2, as applicable, in accordance with United States GAAP, but it shall be instructed to (a) seek to receive and consider written representations from the Purchaser and the Vendors and (b) ensure that the process is straightforward and concluded within 30 days of being instructed, and its determination is to be in writing and state reasons for its decisions. The Special Accountant’s decision shall (in the absence of manifest error) be final, binding and conclusive on the parties for all the purposes of this agreement.

6.9

If the Special Accountants determine that AER1 or AER2, as applicable, has been understated, then the Purchaser shall pay the Special Accountants’ fees, costs and expenses. If the Special Accountants determine that AER1 or AER2, as applicable, has not been understated, then the Vendors shall pay the Special Accountants’ fees, costs and expenses. Each party shall be responsible for its own costs of presenting its case to the Special Accountant.

6.10	It is agreed by the Parties that from the date of this agreement until the end of the Earn-out Periods:

	6.10.1	the Purchaser and its Affiliates will use reasonable commercial efforts to promote the Company’s and Subsidiary’s business with the intention of enhancing the Actual Eligible Revenue;

	6.10.2	the Purchaser will disclose to the Vendors, and consult with the Vendors in relation to, any discounting for the Business;

6.10.3

except as it shall not affect AER1 or AER2, the Purchaser will not and shall procure that none of its Affiliates (other than the Company and/or the Subsidiary) will seek to solicit away from the Company or the Subsidiary for the benefit of the Purchaser or any of its Affiliates or any other third party any Business or potential Business which would otherwise be offered to the Company or the Subsidiary; and

	6.10.4	the Purchaser shall insofar as it is reasonable to do so, or save where the Vendors have agreed to the contrary, procure that:

6.10.4.1

the Business shall be conducted and managed in the normal and usual course, save that the Purchaser or its Affiliates may dissolve the Subsidiary, merge it into the Purchaser or another Affiliate of ISS, or otherwise cause it to no longer exist as a separate corporation;

		6.10.4.2	no changes shall be made in the Business that have a material adverse effect on AER1 or AER2;

		6.10.4.3	no significant Business asset or rights in Registered IPR are transferred outside the Company or the Subsidiary;

		6.10.4.4	the Company is provided with sufficient working capital to operate in the normal and usual course; and

		6.10.4.5	no steps are taken for the Company to undergo any kind of formal insolvency procedure save where such procedure is necessary for the protection of creditors of the Company.

6.11	Indemnities

6.11.1

Without prejudice to any other right of the Purchaser, ISS, the Company, the Subsidiary or any of their respective Affiliates, each of the Vendors undertakes to indemnify, and to keep indemnified, the Purchaser, ISS, the Company, the Subsidiary and their respective Affiliates against any and all Losses which may be suffered or incurred by any of them and which arise directly or indirectly in connection with the following disputes or matters:

		6.11.1.1	the proceedings with Claim Number HC05C00443 issued against the Company on 25 February 2005 in the Chancery Division of the High Court of Justice;

		6.11.1.2	the lawsuit filed by John B. Adrain against the Company in the United States District Court for the Eastern District of Texas, Marshall Division, 2:09-CV-326;

6.11.1.3

any breach of the confidentiality obligations to the Purchaser and ISS of the Vendors, the Company, or their respective Affiliates, whether under this agreement or under any previous agreement or arrangement;

6.11.1.4

the failure of the Company or the Subsidiary to qualify as a foreign corporation authorized to do business in any state of the United States or any other jurisdiction in which it conducts business; and

6.11.1.5

Losses of greater than £25,000.00 as of the Completion Date related to dilapidations with respect to the Property located at Turpin Court, 124/124A Great North Road, Hatfield, Hertfordshire AL9 5JN, United Kingdom;

including, without limitation, with respect to the matters identified in clauses 6.11.1.1 and 6.11.1.2, any agreements or arrangements entered into in connection with such matters.

6.11.2

Any payment made in respect of a claim under this clause 6.11 shall include any amount necessary to ensure that, after any Taxation of the payment, the Purchaser is left with the same amount it would have had if the payment was not subject to Taxation, save for where such liability to Taxation arises as a result of the Purchaser assigning the benefit of this agreement.

7.	Escrow

7.1

The Consideration Shares shall be held in the Escrow Account under the Escrow Agreement and subject to the provisions of clause 7.2 and shall not be released to the Vendors until as provided in the Escrow Agreement.

7.2

Without prejudice to any other rights of the Purchaser, and in the event (other than by agreement between the parties) that the Purchaser has a judgement in respect of any claim made under any of the Warranties, covenants and indemnifications given by the Vendors in this agreement, the Purchaser shall be entitled to offset the amount of any such judgement against any sums due and outstanding by the Purchaser to the Vendors (including the Consideration Shares being held in the Escrow Account and the Earn-Out Consideration).

8.	Confidentiality; non-competition

	8.1	For the purpose of this clause 8:

8.1.1

‘Confidential Information’ means (i) the negotiations relating to, and the subject matter and/or provisions of, this agreement; and (ii) any financial or other confidential information or other know-how relating to the business carried on at the date of this agreement by, or the affairs of, a party, including, but not limited to, in the case of the Company or the Subsidiary, any information relating to their current or future affairs or plans, or customers or other persons with whom the Company, the Subsidiary or the Vendors have or have had dealing, or who are or have been concerned in the above business;

8.1.2

‘Relevant Employee’ means any director, manager, employee, consultant or representative who is current employed or engaged by the Company or the Subsidiary at the time of Completion (including any person who has given notice to terminate his employment, whether or not in accordance with the terms of his employment, and any person who has left that employment but would have been currently employed at the time of Completion had he given the prescribed period of notice in accordance with the terms of his employment) and any such person who may be so employed or engaged at the end of the Earn-Out Period.

8.2	Each of the Vendors covenants with the Purchaser and ISS that, except as otherwise agreed in writing with the Purchaser, the Vendor will (and will procure that every Affiliate of the Vendor will);

	8.2.1	except as required by applicable law, keep confidential, and not disclose or make use of, any Confidential Information; and

	8.2.2	observe the other covenants set out in clause 8.3 below.

8.3	The other covenants referred to in clause 8.2.2 above are as follows:

8.3.1

no Vendor shall carry on, or be engaged, concerned or interested (directly or indirectly) in, the Business, within the United Kingdom, Europe, North America and Asia, for the period from the date of this agreement and ending on 31 March 2013 (‘the Non-Compete Period’), either solely, or jointly with, or as employee, manager, officer, agent, consultant, or other representative of any other person (corporate or unincorporated);

8.3.2

during the Non-Compete Period, no Vendor shall solicit (either on his own account, or as the employee, manager, officer, agent, consultant, or other representative of any other person) any person who (i) is, or was within a period of 15 months prior to Completion, a customer of the Company or the Subsidiary, or (ii) is, during the Earn-Out Periods, a customer of the Company, the Subsidiary or ISS or any of their respective Affiliates, in relation to their respective businesses, or have any dealings with the customers identified in this clause 8.3.2, in respect of goods or services of the nature presently provided in the Business;

8.3.3

during the Non-Compete Period, no Vendor shall induce or seek to induce any Relevant Employee from leaving his employment with the Company, ISS, the Subsidiary, or any of their respective Affiliates, with a view to engaging them in the Business; and

8.3.4

subject to clause 8.4 below, during the Non-Compete Period, no Vendor shall own (beneficially or otherwise), or be interested in, the equity or share capital of any company or other entity engaged in providing services of the nature presently provided by the Business.

8.4

Nothing in clause 8.3 above shall prevent any of the Vendors from at any time holding, for investment purposes only, any class of securities for the time being listed or dealt in on any class of securities for the time being listed or dealt in on any stock exchange, where his interest does not exceed 5% of all the issued securities of that class.

	8.5	The price for the undertakings contained in clauses 8.2 and 8.3 is included in the Purchase Price.

8.6

Except as required by applicable law, the Purchaser and ISS covenant with the Vendors to keep confidential, and not disclose or make use of, any Confidential Information so far as it relates to the Vendors.

8.7

The covenants contained in this clause 8 are considered by the parties hereto to be reasonable and fair, independent legal advice having been taken, but if any such covenant shall be found to be void but would be valid if some part thereof were deleted, or the period or area of application reduced, such covenants shall apply with such modifications as may be necessary to make them valid and effective.

9.	Costs

All costs and expenses incurred by, or on behalf of, the parties to this agreement in connection with its negotiation, preparation and execution (including all fees of representatives, solicitors, attorneys and accountants employed by any of the parties) shall be borne solely by the party incurring them, and the other parties have no liability in respect of those costs and expenses. For the avoidance of doubt, the costs and fees of the Vendors’ Solicitors; the non-audit related fees of Raffingers Stuart; and the costs and fees of Livingstone Partners LLP shall be paid by the Vendors.

10.	Notices

10.1

Any notice to be given for the purposes of this agreement shall either be delivered personally (and delivery by courier shall be regarded as such) or sent by first class, pre-paid, recorded delivery post or facsimile transmission.

	10.2	The address for service of the Vendors shall be the address (or principal address, if more than one) of the Vendors’ Solicitors, or such other firm:

		10.2.1	with which it may merge or which a majority of its partners may join; or

		10.2.2	as the Vendors who own the majority in number of Shares may require by notice in writing to the Purchaser.

If, at any time, it shall not be evident which firm of solicitors is appointed for the purposes of this clause, the Purchaser may, by notice to the Vendors at their addresses in this agreement, nominate one of their number for the purposes of receiving and giving notices.

10.3

The address for service of the Company and the Purchaser shall be their respective registered offices, or such other address as the Company or the Purchaser notifies the Vendors in accordance with this clause 10.

	10.4	A notice shall be deemed to have been served as follows:

		10.4.1	if personally delivered, at the time of delivery;

		10.4.2	if sent by pre-paid recorded delivery post, at the expiration of 48 hours after the notice was delivered into the custody of the postal authorities; and

		10.4.3	if sent by facsimile transmission, at the expiration of 12 hours after despatch.

10.5

In proving such service, it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a pre-paid recorded delivery letter or that the facsimile transmission was properly addressed and despatched.

10.6

Notice given to the Vendors pursuant to clauses 10.1 and 10.2 above shall be deemed to be notice to all the Vendors, and any notice by the Vendors (other than a notice changing their solicitors pursuant to this clause 10) shall only be given by their solicitors, or the Vendor nominated by the Purchaser pursuant to this clause 10.

11.	Governing law and jurisdiction

	11.1	Any contractual or non-contractual obligations arising from or under this agreement shall be governed by, and this agreement shall be construed in all respects in accordance with, English law.

11.2

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (‘Proceedings’) which may arise out of, or in connection with, this agreement (whether arising out of or in connection with contractual or non-contractual obligations), although nothing in this agreement shall be taken to limit the right of the Purchaser to bring Proceedings to obtain injunctive relief in any other jurisdiction or jurisdictions (whether concurrently or not).

11.3

The Vendors expressly and specifically agree and accept that the terms of this clause are fair and reasonable, and appoint the Vendors’ Solicitors (or such other firm as is mentioned in clause 10.2 for the time being) to accept service on their behalf of any Proceedings which may be commenced in England and Wales.

12.	Publicity

No announcement, press release or other disclosure concerning this agreement, the sale and purchase of the Shares, or any ancillary matter shall be made before or after Completion by the Vendors (whether to the press, employees, customers or suppliers) except in a form agreed by the Purchaser and the Vendors or otherwise as required by law.

13.	General

	13.1	This agreement shall (except for any obligation fully performed prior to, or at, the Completion Date) continue in full force and effect after the Completion Date notwithstanding Completion.

13.2

All of the parties to this agreement will before, upon and after the Completion Date, do all acts and things, and sign and execute all documents and deeds, reasonably necessary for the purpose of implementing the terms of this agreement.

13.3

Notwithstanding any rule of law or equity to the contrary, any release, waiver or compromise, or any other arrangement of any kind whatever, which the Purchaser may agree to, or effect, in connection with this agreement in relation to one Vendor (particularly affecting the Warranties) shall not affect the Purchaser’s rights and remedies as regards any other Vendor.

13.4

The Purchaser is permitted to assign the benefit of, and all of its rights under, this agreement (including under the Warranties) to its successor in title or to any of its Affiliates (as the case may be), provided that the liability of the Vendors shall not be increased by any such assignment.

13.5

Except as set out in clause 13.4, none of the rights or obligations under or pursuant to this agreement may be assigned or transferred to any other person without the written consent of all the parties.

13.6

This agreement contains the whole agreement between the parties relating to the transactions provided for in this agreement and supersedes any and all previous agreements, understandings or arrangements between such parties in respect of such matters, and each of the parties to this agreement acknowledges that, in agreeing to enter into this agreement, it has not relied on any representations or warranties except those contained in this agreement. Nothing in this clause 13.6 operates to limit or exclude any liability for fraud.

13.7

Nothing in this agreement is intended to confer on any person any right to enforce any term of this agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

13.8

No failure or delay by the Purchaser in exercising any claim, remedy, right, power or privilege under this agreement shall operate as a waiver, nor shall any single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise of it, or the exercise of any other claim, right, power or privilege.

	13.9	Any variation of this agreement shall be in writing and signed by or on behalf of all parties.

	13.10	Any waiver of any right under this agreement is effective only if it is in writing, and it applies only to the party to whom the waiver is addressed and the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

13.11	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

13.12	This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

13.13

If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

13.14

If any invalid, unenforceable or illegal provision of this agreement would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

13.15

Each of the parties represents to the others that their respective rights to terminate or agree to any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to the agreement.

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SCHEDULE 1

		Initial Consideration
Name and Address	Number of Shares	Cash[1]	Number of Consideration Shares	Earn-Out Consideration
Nicolaas Bekooy[2]	3,000 Ordinary Shares	£1,443,000.00	19,000	One-third of any Earn-Out Payments due.
Lawson John Noble[2]	3,000 Ordinary Shares	£1,443,000.00	19,000	One-third of any Earn-Out Payments due.
Frank Thomson[2]	3,000 Ordinary Shares	£1,443,000.00	19,000	One-third of any Earn-Out Payments due.

[1]	After taking into account the impact of an adjustment pursuant to clause 3.3 of the agreement.
[2]	Addresses are set forth in the Disclosure Letter.

SCHEDULE 2
The Company

Registered Number: 3791347

Registered Office:	City Park, Swiftfields, Welwyn Garden City, Hertfordshire AL7 1LY, United Kingdom

Date of Incorporation: 17th June 1999

Directors: Nicolaas Bekooy, Lawson John Noble and Frank Thomson

Secretary: Lawson John Noble

Accounting Reference Date: 31st January

Auditors: Raffingers Stuart

Authorised Share Capital: 60,000 Ordinary Shares

Issued Share Capital: 15,000 Ordinary Shares

Mortgages/Charges

Mortgagee – Four Circle Properties Limited

Date Created – 7th February 2001

Date Registered – 22nd February 2001

Amount Secured – All monies due or to become due from the Company to the Mortgagee under the terms of a Lease made between the Company and the Chargee

Rent Deposit - £2,528.00 plus interest

Mortgages/Charges

Chargee – RBS IF Limited

Date Created – 31st October 2007

Date Registered – 1st November 2007

Amount Secured – All monies due or to become due from the Company to the Mortgagee under the terms of the Charge

Property Charged – All property and assets present and future including goodwill, uncalled capital, buildings, fixtures, fixed plant and machinery and further in accordance with the charge.

Guarantees: None

SCHEDULE 3
The Subsidiary

State of Incorporation: Delaware, United States.

Registered Agent and Office: Agents and Corporations, Inc., 1201 Orange Street, Suite 600, Wilmington, Delaware 19801.

Date of Incorporation: 5th June 2006.

Director: Frank Thomson.

Officer and Titles: Lawson Noble, President; Natalie Papadronicou, Secretary; and Frank Thomson, Treasurer.

Authorized Capital: 1,500 shares of no par value common stock.

Issued Shares: 1,500 shares of no par value common stock.

SCHEDULE 4
The Properties

Falcon House, Unit J, City Park, Watchmead, Welwyn Garden City, Hertfordshire held under the terms of a Lease dated 1st February 2010 and made between Nortrust Nominees Limited (1) The Company (2) and as the same is registered at the Land Registry under Title Number HD501020

124/124A, Great North Road, Hatfield, Hertfordshire and three car parking spaces held under the terms of a Lease dated 7th February 2001 and made between Four Circle Properties Limited (1) and the Company (2)

SCHEDULE 5
Tax Deed

THIS TAX DEED is made on

BETWEEN:

1.	The persons whose names and addresses are set out in Part I of the Schedule (‘the Covenantors’);

2.	The companies whose names and registered offices are set out in Part II of the Schedule (‘the Companies’);

3.

IMAGE SENSING SYSTEMS EUROPE LIMITED (registration number 5148882) whose registered office is at 54 Sun Street, Waltham Abbey, Essex EN9 1EJ (‘the Purchaser’, which expression shall where the context so admits include its successors and assigns)

RECITAL

The Purchaser has today completed the purchase from the Covenantors of the issued share capital of CITYSYNC LIMITED under a share purchase agreement (‘the Agreement’) dated [__] June 2010 in reliance (inter alia) upon the indemnities contained in this deed.

1.	Definitions

	1.1	In this deed (unless the context otherwise requires), the following expressions shall have the following meanings:

‘Accounting Date’	31 January 2010.

‘Business Day’	a day (other than a Saturday) when banks are open for the transaction of normal banking business in London.

‘Claim’

any notice, demand, assessment, letter, direction or order, or other document issued, or action taken, by or on behalf of any fiscal, revenue or other authority or official anywhere in the world, whereby the Company is liable, or is sought to be made liable, to make any payment of Taxation to the authority, official or other person (whether that payment is primarily payable by the Company, and whether or not the Company shall or may have any right of reimbursement against any other person), or is denied, or sought to be denied, any Relief.

‘the Company’	any or all of the Companies as the case may be.

‘Event’	any event, act, transaction, omission or occurrence of whatever nature and (without limitation) completion, the receipt or accrual of any income, or any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance including the death of any person.

‘ICTA 1988’	the Income and Corporation Taxes Act 1988.

‘Pre-Completion Tax Affairs’	means the tax affairs of the Company for which the Vendor is responsible under clause 9.1.

‘Relief’

relief, loss, allowance, credit, deduction, exemption, set-off or right to repayment, claimed or available in relation to Taxation pursuant to any legislation or otherwise or any repayment of or saving of Taxation.

‘Taxation’

includes without limitation any form of taxation, duty, levy, charge, national insurance or other similar contribution, or rates (whether created or imposed by any government, state, federal, local, municipal or other body, and whether in the United Kingdom or elsewhere), including, but not limited to, any obligation to repay (in whole or part) any payment for group relief, any payment which the Company may be, or become, bound to make or obliged to account for to any person in respect of Taxation, and any related penalty, interest, fine or surcharge.

‘Tax Warranties’	means the warranties contained in clause 17 of Schedule 6 of the Agreement.

‘Tax Authority’	any taxing or other authority competent to impose a liability to Taxation.

‘Tax Documents’	means the tax returns, claims and other documents which the Vendor is required to prepare on behalf of the Company under clause 9.1(a) and (b).

1.2	Other expressions used in this deed shall, where the context so admits, have the meanings ascribed to them in the Agreement.

1.3	Reference to the result of any Event on, or before, Completion shall include:

1.3.1

the combined result of two or more Events, the first of which takes place on or before Completion outside the ordinary course of business of the Company and all Events occurring after Completion are inside the ordinary course of business of the Company; and

	1.3.2	any Event which is deemed for Taxation purposes to have occurred on or before Completion.

1.4

Any reference to a statute or statutory provision shall be construed as a reference to that statute or provision (including any subordinate legislation made under it) as modified or re-enacted from time to time.

	1.5	Headings in this deed are for ease of reference only and shall not affect its construction.

2.	The Covenant to pay

	2.1	Subject to clauses 2.8 and 2.9, the Covenantors jointly and severally covenant with the Purchaser to pay to the Purchaser an amount equivalent to any liability of the Company:

		2.1.1	for Taxation arising as a result of, or by reference to, any Event on or before completion;

		2.1.2	for Taxation which would have been saved but for the loss, reduction, modification or cancellation of some Relief in consequence of an Event occurring on or before completion;

2.1.3

for Taxation which arises in consequence of an Event occurring on or before completion, and which would have been payable but for the utilisation or set-off of some Relief which arises in respect of an Event occurring after completion; and

2.1.4

for Taxation arising in consequence of an Event occurring after completion, and for which the Company is liable as a result of having been a member of any group for Taxation purposes or having being controlled by, or being otherwise connected with, the Covenantors at any time before completion.

2.2

Without limiting clause 2.1, the Covenantors jointly and severally covenant with the Company and the Purchaser to indemnify them, and hold them harmless against, any liability in respect of any inheritance tax which:

		2.2.1	is at completion a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares or assets of the Company; or

2.2.2

after completion, becomes a charge on, or gives rise to a power to sell, mortgage or charge, any of the shares or assets of the Company and which is a liability in respect of inheritance tax payable as a consequence of the death of any person (whenever occurring) within 7 years after a transfer of value occurring on or before completion; or

		2.2.3	arises as a consequence of a transfer of value occurring on or before completion (whether or not in conjunction with the death of any person whenever occurring) made by, or to, the Company.

2.3

For the avoidance of doubt, any payment made by the Company or the Purchaser to discharge or remove any power to sell, mortgage, or charge, shall give rise to a liability and, notwithstanding any provision of this deed, the Company or the Purchaser may disregard any right to pay any Taxation in instalments in discharging or removing a charge or power.

2.4	The Inheritance Tax Act 1984 Section 213 shall not apply in relation to any payments to be made by the Covenantors under this deed.

2.5

Any Taxation which would have been repaid to the Company but for the loss, reduction, set-off or cancellation of any right to repayment of Taxation in consequence of an Event occurring on or before completion, shall for the purposes of clause 2.1.1 be deemed to be Taxation for which the Company is liable, and which arises in consequence of the Event.

2.6

There shall be treated as an amount of Taxation which would, for the purposes of clause 2.1.2, have been saved but for the loss, reduction, modification or cancellation of some Relief, the amount by which the liability to Taxation would have been reduced by the Relief lost, reduced, modified or cancelled, applying the relevant rates of Taxation in force in the period or periods in respect of which the Relief would have applied or (where the rate has at the relevant time not been fixed) at the last known rate, and assuming that the Company had sufficient profits against which Relief might be set off or given.

2.7

The Covenantors jointly and severally covenant with the Company and the Purchaser, and each of them, to indemnify the Company and the Purchaser on a full indemnity basis in respect of, and to hold them harmless against, any reasonable costs or expenses properly incurred or payable by the Company or the Purchaser in connection with any Claim for which a successful claim is made under this Agreement or the Tax Warranties by the Purchaser.

2.8	The covenant to pay in clause 2.1 or a claim under the Tax Warranties shall not apply to any liability to the extent that:

	2.8.1	a provision is made in the Audited Accounts in respect of that liability or the liability was taken into account in the preparation of the Audited Accounts;

	2.8.2	such a provision is insufficient by reason of an increase in the rates of Taxation announced after completion but with retrospective effect;

	2.8.3	the loss occasioned has been recovered as a result of any claim under the warranties in the Agreement.

	2.8.4	the liability was paid or discharged before the Accounting Date, or such payment or discharge was taken into account in the preparation of the Audited Accounts;

2.8.5

the liability arises as a result of any change in law (or a change in interpretation on the basis of case law), regulation, directive or requirement, or the published practice of any Tax Authority, occurring after Completion in each case with retrospective effect;

2.8.6

the liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by the Purchaser or the Company at any time after Completion, except that this exclusion shall not apply where any such transaction, action or omission:

(i) is carried out or effected by the Purchaser or the Company pursuant to a legally binding commitment created on or before Completion or at the direction of the Covenantors; or

(ii) is carried out or effected by the Company in the ordinary course of business of the Company;

(iii)

is carried out in circumstances where the Purchaser did not know and (on the basis of the information actually supplied in writing by the Covenantors to the Purchaser prior to Completion) could not be expected to know it would or might give rise to the liability for Taxation in question

2.8.7

the liability comprises interest or penalties arising by virtue of an underpayment of tax prior to Completion, insofar as such underpayment would not have been an underpayment but for a bona fide estimate made prior to Completion of the amount of income, profits or gains to be earned, accrued or received after Completion proving to be incorrect, or but for any other event or events occurring after Completion;

2.8.8

the liability arises as a result of a change after Completion in the length of any accounting period for tax purposes of the Company or (other than a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to the Company at Completion) a change after Completion in any accounting policy or tax reporting practice of the Company;

	2.8.9	the liability is a liability to tax comprising interest, penalties, charges or costs in so far as attributable to the unreasonable delay or default of the Purchaser or the Company after Completion; or

2.9

The covenant in clause 2.1 shall not apply to any liability to the extent that it arises in consequence of an Event which has occurred since the Accounting Date in the ordinary course of the trading activities of the Company, and (to the intent that this list is to be deemed non-exhaustive) none of the following shall be regarded as carried out in the ordinary course of the trading activities of the Company namely:

	2.9.1	any disposal of an asset other than stock in trade;

	2.9.2	any Event giving rise to a liability to Taxation primarily payable by some other person;

	2.9.3	any Event giving rise to a liability under ICTA 1988 Sections 703–787 in relation to tax avoidance; or

		2.9.4	any Event which involves a distribution within the meaning of ICTA 1988 Section 418 or a loan within ICTA 1988 Section 419.

2.10

The provisions of Schedule 9 of the Agreement shall apply to limit the Covenantors’ liability for claims under the tax deed or for breach of the tax warranties where expressly provided for in Schedule 9.

3.	Conduct of claims and appeals

3.1

In the event of the Company or the Purchaser becoming aware of any Claim under this Tax Deed or the Tax Warranties, the Company or the Purchaser (as the case may be) shall give written notice of the Claim to the Covenantors as soon as reasonably practicable, but such notice shall not be a condition precedent to the liability of the Covenantors.

	3.2	The Purchaser and the Company shall take any such action as the Covenantors may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Claim, subject to:

3.2.1

the Covenantors first having indemnified the Company and the Purchaser to their reasonable satisfaction against any Taxation being the subject of, or likely to be incurred in connection with, the Claim and against any amounts likely to be payable pursuant to clause 2.8; and

		3.2.2	the following provisions of this clause 3.

3.3

All communications (written or otherwise) relating to the Claim received from the Taxation authority shall be immediately copied (if in writing) or otherwise communicated to the Purchaser, and all communications intended to be made to the relevant Taxation authority shall first be submitted to the Company or the Purchaser for approval (giving sufficient time for comments), and shall only be transmitted if such approval is given (such approval not to be unreasonably withheld or delayed). The Covenantors shall make no settlement or compromise of the Claim, or agree any matter in the conduct of the dispute, which the Purchaser reasonably considers likely to prejudice the future liability of the Company or the Purchaser in respect of Taxation, without the prior written approval of the Company or the Purchaser as appropriate.

3.4

Neither the Company nor the Purchaser shall be obliged to contest a Claim beyond the first appellate body (including the Special or General Commissioners or a VAT and duties tribunal or equivalent body) in the jurisdiction concerned unless the Covenantors and Purchaser have appointed by agreement independent tax counsel of at least 10 years standing in whose reasonable opinion the Claim would on the balance of probabilities be likely to succeed.

	3.5	If, in the Purchaser’s reasonable opinion:

		3.5.1	the Covenantors or the Company have committed any acts or omissions which constitute fraudulent or negligent conduct, or any

Taxation return or computation the subject of a Claim is not true and accurate in all material respects; or

		3.5.2	the Covenantors delay in complying with clause 3.2.1.

the Company or the Purchaser may (without further reference to the Covenantors) admit, compromise, settle, discharge or otherwise deal with, any outstanding or future Claims.

3.6

Nothing in this clause 3 shall require the Purchaser to prevent the Company from making a payment of Taxation at the time necessary to avoid incurring a fine, penalty or interest in respect of unpaid Taxation.

4.	Taxes

	4.1	Subject to clause 4.2, all sums shall be paid free and clear of all deductions or withholdings, unless the deduction or withholding is required by law.

4.2

If any such deduction or withholding is required by law to be made from any sum payable by the Covenantors under this deed (other than in respect of interest payable to the Purchaser), the Covenantors shall pay such additional amount as shall be required to ensure that the net amount received by the Purchaser or the Company will equal the full amount which would have been received by it, or them, had no such deduction or withholding been made.

4.3

If any payment by the Covenantors under this deed is, or in the Purchaser’s reasonable opinion will be, chargeable to Taxation (other than a reduction in the base cost to the Purchaser of the shares of the Company), then the amount so payable shall be grossed up by such amount as will ensure that, after deduction of the Taxation chargeable, there shall be left in the hands of the Company or the Purchaser a sum equal to the amount that would otherwise have been payable save to the extent that such charge to Taxation arises solely as a result of the Purchaser having assigned the benefit of this Agreement.

5.	Date for payment and interest

5.1

The Covenantors shall pay to the Company (or the Purchaser as the case may be) any amount required to be paid by them pursuant to clause 2.1 in cleared funds on or before the (number) 5 Business Day prior to the date set out in the relevant clause out of clauses 5.2 to 5.4.

5.2

Where the Claim involves an actual payment of Taxation, the date referred to in clause 5.1 is the date on which that Taxation becomes due and payable to the authority, official or person demanding the same.

	5.3	Where the Claim involves no actual payment of Taxation, the date referred to in clause 5.1 is:

		5.3.1	to the extent that the liability involves the denial, loss or set-off (in whole or in part) of any right to repayment of Taxation, the date on which such Taxation would otherwise have been repaid; and

5.3.2

to the extent that the liability involves the denial, loss or set-off (in whole or in part) of any Relief other than a right to repayment of Taxation, the date on which the Taxation which would have been saved but for such denial, loss or set-off becomes (or on the assumption in clause 2.6 would become) due and payable.

	5.4	Where the Claim involves a liability under clause 2.1.3, the date referred to in clause 5.1 is the date which would have been the due date in clause 5.2 but for the availability of the Relief.

5.5

The Covenantors shall pay to the Company (or to the Purchaser as the case may be) any amount required to be paid by them pursuant to clause 2.7, on the date on which the Company or the Purchaser incurs or suffers such costs or expenses.

	5.6	The Company (or the Purchaser as the case may be) shall give notice in writing of the amount of any payment required to be made by the Covenantors under clause 2, and the due date for payment.

5.7

Any sum not paid by the Covenantors on the due date for payment shall bear interest from that date until and including the date of actual payment (or the next Business Day if the date of actual payment is not a Business Day), and any interest under this clause 5.7 shall be charged at the annual rate of 2% over the base rate for the time being of Barclays Bank plc (or, if such a rate cannot be ascertained for any reason, at such similar rate as the Purchaser shall reasonably select).

6.	Credit for recoveries

Where the Covenantors have paid to the Purchaser an amount in respect of a Claim under this Tax Deed and, after this payment is made, the Purchaser or the Company receives from a third party a sum referable to the sum paid to the Purchaser, the Purchaser shall immediately make (or procure) repayment to the Covenantors of so much of the amount paid by the Covenantors to the Purchaser as shall represent double recovery by the Purchaser, but after deduction of any relevant Taxation on, and all reasonable costs and expenses properly incurred of, recovery.

7.	Waiver

	7.1	The rights and remedies conferred upon the Company or the Purchaser under this deed are cumulative, and in no way limit any rights and remedies which the Company or Purchaser may have by law.

7.2

No failure or delay by the Purchaser in exercising any claim, remedy, right, power or privilege under this deed shall operate as a waiver, nor shall any single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise of it, or the exercise of any other claim, right, power or privilege.

8.	Assignment

8.1

The Purchaser is permitted to assign the benefit of, and all of its rights under, this deed (including under the Warranties) to its successor in title or to any of its Affiliates (as the case may be) provided that the benefit of this deed and the beneficial ownership of the Shares shall at all times be vested in the same person and provided further that the liability of the Vendors shall not be increased by any such assignment.

	8.2	Except as set out in paragraph 8.1, none of the rights or obligations under or pursuant to this deed may be assigned or transferred to any other person without the written consent of all the parties.

9.	Conduct of Tax Affairs

	9.1	The Covenantors or their duly authorised agents shall, in respect of all accounting periods ending on or before Completion, and at the Company’s cost:

		9.1.1	prepare the corporation tax returns of the Company;

		9.1.2	prepare on behalf of the Company all claims, elections, surrenders, disclaimers, notices and consents for the purposes of corporation tax; and

9.1.3

(subject to clause 3) deal with all matters relating to corporation tax which concern or affect the Company, including the conduct of all negotiations and correspondence and the reaching of all agreements relating thereto or to any Tax Documents, but excluding payment of tax.

9.2

The Covenantors or their duly authorised agents shall deliver all Tax Documents which are required to be signed by or on behalf of the Company to the Purchaser for authorisation, signing and submission to the relevant Tax Authority. If a time limit applies in relation to any Tax Document, the Vendor shall ensure that the Purchaser receives the Tax Document no later than 15 Business Days before the expiry of the time limit.

	9.3	The Covenantors shall procure that:

		9.3.1	the Purchaser receives copies of all written correspondence with any Tax Authority insofar as it is relevant to The Pre-Completion Tax Affairs;

9.3.2

the Purchaser is afforded the opportunity to comment within a reasonable period of time on any Tax Document or other non-routine correspondence prior to its submission to the relevant Tax Authority and that its reasonable comments are taken into account; and

		9.3.3	no Tax Document is submitted to any Tax Authority which is not, so far as the Covenantors are aware, true and accurate in all respects, and not misleading.

9.4	The Purchaser shall procure that:

9.4.1

the Covenantors and their duly authorised agents are afforded such access (including the taking of copies) to the books, accounts and records of the Company and such other assistance as it or they reasonably require to enable the Covenantors to discharge their obligations under clause 9.1 and to enable the Covenantors to comply with their own tax obligations or facilitate the management or settlement of its own tax affairs;

	9.4.2	the Covenantors are promptly sent a copy of any communication from any Tax Authority insofar as it relates to the Pre-Completion Tax Affairs;

9.4.3

there is given to such person or persons as may for the time being be nominated by the Vendor authority to conduct Pre-Completion Tax Affairs, and that such authority is confirmed to any relevant Tax Authority.

9.5

The Purchaser shall (subject to clause 9.6 below) be obliged to procure that the Company shall cause any Tax Document delivered to it under clause 9.2 to be authorised and signed without delay and without amendment, and submitted to the appropriate Tax Authority without delay (and in any event within any relevant time limit).

9.6

The Purchaser shall be under no obligation to procure the authorisation, signing or submission to a Tax Authority of any Tax Document delivered to it under clause 9.2 which it considers in its reasonable opinion to be false or misleading in a material respect, but for the avoidance of doubt shall be under no obligation to make any enquiry as to the completeness or accuracy thereof and shall be entitled to rely entirely on the Covenantors and their agents.

9.7

The Purchaser or its duly authorised agents shall have sole conduct of all tax affairs of the Company which are not Pre-Completion Tax Affairs and shall be entitled to deal with such tax affairs in any way in which it, in its absolute discretion, considers fit provided that the Purchaser shall ensure that all such tax affairs relating to periods prior to Completion are dealt with in an expeditious manner.

9.8

In respect of any accounting period for corporation tax purposes commencing prior to Completion and ending after Completion (the Straddle Period) and in respect of any accounting period commencing prior to Completion for the purposes of any other tax the Purchaser shall procure that the tax returns of the Company shall be prepared on a basis which is consistent with the manner in which the tax returns of the Company were prepared for all accounting periods ending prior to Completion.

9.9

The Purchaser shall procure that the Company provide to the Covenantors all tax returns relating to the Straddle Period no later than 20 Business Days before the date on which such tax returns are required to be filed with the appropriate Tax Authority without incurring interest or penalties. The

Purchaser shall further procure that the Company shall take the Covenantors’ reasonable comments into account before the tax returns are submitted to the appropriate Tax Authority.

	9.10	The Covenantors shall provide such assistance as the Purchaser shall reasonably request in preparing all tax returns relating to the Straddle Period.

10.	Notices

	10.1	Any notice given under this deed shall either be delivered personally (and delivery by courier shall be regarded as such) or sent by recorded delivery post or facsimile transfer.

10.2

The address for service of the Covenantors shall be the address (or principal address if more than one) of the Vendors’ Solicitors, or such other firm with which it may merge, or which a majority of its partners may join, or as the beneficial owners of the majority in number of shares may require by notice in writing to the Purchaser. If at any time it shall not be evident which firm of solicitors is appointed for the purposes of this clause, the Purchaser may nominate one of the Covenantors for the purposes of receiving and giving notices, by giving notice to the Covenantors at their addresses in the Agreement.

	10.3	The addresses for service of the Company and the Purchaser shall be their respective registered offices for the time being.

	10.4	A notice shall be deemed to have been served as follows:

		10.4.1	if personally delivered, at the time of delivery;

		10.4.2	if sent by recorded delivery post, on the expiry of 48 hours after the notice was delivered into the custody of the postal authorities; and

		10.4.3	if sent by facsimile transfer, on the expiry of 12 hours after the notice was despatched.

10.5

In proving service under clause 9.4, it shall be sufficient to prove that personal delivery was made, or that the envelope containing the notice was properly addressed and delivered into the custody of the postal authorities as a prepaid recorded delivery letter or that the facsimile transfer was properly addressed and despatched to the appropriate number.

10.6

Notice given to the Covenantors pursuant to clause 9.2 shall be deemed to be notice to all the Covenantors, and any notice by the Covenantors (other than a notice changing solicitors pursuant to clause 9.2) shall only be given by the Vendors’ Solicitors, or the Covenantor nominated by the Purchaser pursuant to clause 9.2.

11.	Governing law and jurisdiction

	11.1	Any contractual or non-contractual obligations arising from or under this deed shall be governed by, and this deed shall be construed in all respects in accordance with, English law.

11.2

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (‘Proceedings’) which may arise out of, or in connection with, this deed (whether arising out of or in connection with contractual or non-contractual obligations), although nothing in this deed shall be taken to limit the right of the Purchaser to bring Proceedings to obtain injunctive relief in any other jurisdiction or jurisdictions (whether concurrently or not).

11.3

The Vendors expressly and specifically agree and accept that the terms of this clause are fair and reasonable, and appoint Harbottle & Lewis LLP of Hanover House, 14 Hanover Square, London W1S 1HP (or such other firm as is mentioned in paragraph 11.2 for the time being) to accept service on their behalf of any Proceedings which may be commenced in England and Wales.

12.	Counterparts

This deed may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

IN WITNESS etc

SCHEDULE 6
Warranties

The Warranties and undertakings referred to in clause 5 are as follows, except as fairly and accurately disclosed in the Disclosure Letter (with sufficient details to identify the nature and scope of the matter disclosed):

1.	Corporate matters

	1.1	The information contained in the recitals to this agreement and in Schedules 2, 3 and 4 is true and accurate in all respects and not misleading.

	1.2	The Company has complied with all material applicable provisions of the Companies Acts and the European Communities Act 1972.

	1.3	Since 1 December 2006 and to the Completion Date, the register of members and all other statutory books and minute books of the Company:

		1.3.1	have been properly kept;

		1.3.2	are up to date; and

		1.3.3	contain true and accurate records of all matters required to be dealt with in them.

1.4

The Company has not received any notice of any application, or intended application, for the rectification of the register of members under the provisions of the Companies Acts for the time being in force.

1.5

The Purchaser has been supplied with a copy of the memorandum and articles of association of the Company as currently in effect (with copies attached of all resolutions as are required to be attached by law) and copies of all resolutions setting out the rights attached to, or the conditions of issue of, any of the share capital of the Company. Those copies are true, complete and up-to-date, and set out in full the rights and restrictions attaching to the share capital of the Company.

	1.6	The Company is not a public limited company within the meaning of the Companies Act 1985 Section 1(3).

	1.7	No allotment of share capital in the Company has been made in contravention of the provisions of the Companies Acts.

	1.8	The Company has not at any time acquired, or taken a charge over, any of its own shares.

	1.9	The Company has not at any time made any unlawful distribution.

	1.10	The Company has not entered into any arrangement involving the acquisition from, or disposal to, its directors (or connected persons) of non-cash assets.

	1.11	The Company has not done any of the following in relation to any of its directors (or any person connected with any of its directors) in contravention of the provisions of the Companies Acts:

		1.11.1	granted any loan or quasi-loan, or entered into any guarantee or credit transaction; or

		1.11.2	provided any security in connection with any such loan, quasi-loan, guarantee or credit transaction.

1.12

For the last three financial years, the Company has properly made and filed all returns, particulars, resolutions and documents required to be filed with the Registrar of Companies or any other governmental or local authority by the Companies Acts (or any other legislation), and all such filings were, and are, correct. In particular, all charges created by, or in favour of, the Company have (if appropriate) been registered in accordance with the provisions of the Companies Acts.

1.13

The Company has maintained, and continues to maintain, readily available for inspection by members of the public all documents required to be made so available by the Companies Acts or other legislation.

2.	The Shares and share capital

2.1

There are no agreements or other arrangements in force which provide for the present or future issue, allotment or transfer of; or accord to any person the right (absolute or conditional) to call for the issue, allotment or transfer of any share or loan capital of the Company (including any option or rights of pre-emption, first refusal or conversion).

	2.2	Since 31 January 2010:

		2.2.1	no share or loan capital of the Company has been issued or allotted, or agreed to be issued or allotted (whether conditionally or absolutely);

		2.2.2	the Company has not undergone any capital reorganisation or change in its capital structure;

		2.2.3	the Company has passed no resolutions; and

		2.2.4	only 15,000 Ordinary Shares of the Company’s share capital have been issued.

	2.3	The Company has not at any time reduced its share capital, redeemed any share capital, or purchased any of its shares.

	2.4	No share capital shown in the Audited Accounts, the Certified Accounts, the Management Accounts or in the statutory books of the Company has been forfeited.

	2.5	No shares in the capital of the Company have at any time been issued, and no transfers of shares in the capital of the Company have been registered,

otherwise than in accordance with the articles of association of the Company then in force and the Companies Acts, and any necessary consents have been obtained for each issue and transfer of shares in the capital of the Company.

2.6	The authorised and issued Ordinary Shares constitute the whole of the issued and allotted share capital of the Company. The Shares are beneficially owned by the Vendors free of all Incumbrances.

2.7	No dividends or other distributions of profits have been declared, made or paid since 31 January 2010.

2.8

Any and all dividends or other distributions declared, made or paid by the Company or the Subsidiary since the date of incorporation of the Company or the Subsidiary, as applicable, have been declared, made and paid in accordance with law and its articles of association (or equivalent documents) and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

2.9	The Company is the sole legal and beneficial owner of the whole allotted and issued share capital of the Subsidiary.

2.10	The issued shares of the Subsidiary are fully paid up.

2.11	The shares of the Subsidiary are free from all Incumbrances.

2.12

There is no right to require the Subsidiary to issue any share capital, and no Incumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Subsidiary.

2.13

No commitment has been given to create an Incumbrance affecting the Shares (or any unissued shares or debentures or other unissued securities) of the Company or the shares of the Subsidiary or for them to issue any share capital, and no person has claimed any rights in connection with any of those matters.

2.14	Other than as described in the Disclosure Letter, neither the Company nor the Subsidiary:

	2.14.1	holds or beneficially owns, or has agreed to acquire, any securities of any corporation; or

	2.14.2	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium;

	2.14.3	has outside its country of incorporation any branch or permanent establishment; or

	2.14.4	has allotted or issued any securities that are convertible into shares.

2.15

The Vendors have obtained and delivered (or will at Completion deliver) to the Purchaser any and all waivers, consents and other documents as may be required to give the Purchaser good title to the Shares, without any

Incumbrances (except any Incumbrances that may be created by the Purchaser or ISS or with respect to the property of the Purchaser or ISS) and, subject to stamping, to enable the Purchaser to become the registered holder of the Shares.

3.	Capacity of Vendors

3.1

The Vendors are entitled and have all requisite power, authority and personal capacity to sell, or procure the sale of, the full legal and beneficial interest in the Shares to the Purchaser on the terms set out in this agreement and to perform this agreement in accordance with its terms.

3.2

Each Vendor has taken all actions necessary to enable him to enter into and perform this agreement, and has secured all approvals and consents (governmental or otherwise) required for the performance of the Transactions.

3.3

Neither the execution or delivery of this agreement by the Vendors, nor Completion of the Transactions, is prohibited by, or violates, any provision, and will not result in a breach of, or constitute a default under:

		3.3.1	any applicable law, rule, regulation, judgement, decree, order or other requirements of the United Kingdom or of any court, authority, department, commission, board, bureau or agency;

		3.3.2	the memorandum or articles of association of the Company or the Subsidiary;

		3.3.3	any agreement or instrument to which the Company or the Subsidiary is a party or by which it is bound or affected; or

		3.3.4	any order, judgement, decree or other restriction applicable to the Company, the Subsidiary or the Vendor.

	3.4	This agreement constitutes and imposes valid legal and binding obligations on each Vendor, fully enforceable in accordance with their terms.

	3.5	Other than as contemplated to be waived and released as provided in clause 4.1.5 of the agreement, Completion of the Transactions by the Vendors will not:

3.5.1

conflict with, result in the breach of or constitute a default under, or accelerate the performance provided by, the terms of any contract, agreement or deed to which any Vendor may be bound or affected; or

		3.5.2	constitute a default or an event which, with the lapse of time or action by a third party, could result in the creation of any Incumbrance on any of the Shares.

4.	Accounts

	4.1	The accounting reference date of the Company for the purposes of the Companies Acts is 31st January and has not at any time been any other date.

4.2

The Purchaser has been supplied with a true and complete copy of the Audited Accounts, the Certified Accounts and the Management Accounts (collectively, ‘the Accounts’) and a true and complete list of the Company’s inventory and fixed and intangible assets as of 31 March 2010.

	4.3	As set forth below:

		4.3.1	the Certified Accounts comply with the requirements of the Companies Acts;

		4.3.2	the Accounts have been prepared in accordance with good accounting practice, and, as applicable, comply with all current SSAPs and financial reporting standards applicable to a United Kingdom company;

		4.3.3	the Accounts are accurate in all material respects;

4.3.4

the Certified Accounts and the Audited Accounts show a true and fair view, in all material respects, of the profits or losses and the assets and liabilities of the Company and the Subsidiary for the financial periods covered by the Certified Accounts and the Audited Accounts;

		4.3.5	the Accounts, as at the respective dates of the balance sheets included in the Accounts (‘the Balance Sheet Dates’), are not materially affected by any unusual or non-recurring items;

		4.3.6	the Accounts make due provision for depreciation of the fixed assets of the Company and the Subsidiary having regard to their original cost and estimated life;

		4.3.7	the Accounts make due provision for any bad or doubtful debts of the Company and the Subsidiary;

		4.3.8	the Accounts disclose all material assets of the Company and the Subsidiary as at the Balance Sheet Dates; and

		4.3.9	since 31 May 2010 to the Completion Date, none of the inventories or receivables set forth in the Management Accounts have become materially impaired.

4.4

The Accounts set out correctly all such reserves or provisions for Taxation as are necessary, on the basis of the rates of tax now in force, to cover all Taxation (present and future) in respect of any transaction occurring prior to the Balance Sheet Dates which is liable to be assessed on the Company or the Subsidiary (or for which the Company or the Subsidiary is accountable) up to that date.

4.5	In the Accounts:

	4.5.1	any slow moving stock has been written down appropriately, and redundant, obsolete or unsaleable stock, and irrecoverable work-in-progress costs, have been wholly written off;

4.5.2

the value attributed to the remaining stock, new materials and work-in-progress, does not exceed the lowest of cost (on a first in first out valuation), net realisable value or replacement price, calculated as at the Balance Sheet Dates; and

4.5.3

in the Certified Accounts and the Audited Accounts, the same basis was adopted for the valuation of stock and work-in-progress as had been adopted in the preparation of all consolidated audited accounts of the Company laid before the Company in general meeting for the three financial periods ending prior to the date of this agreement.

4.6	All material liabilities or outstanding capital commitments of the Company as at the Balance Sheet Dates have been included in the Accounts by way of:

	4.6.1	full provision or reserve; or

4.6.2

in the case of any liability which was contingent, unquantified or disputed, by way of a note stating the maximum amount which has been or could be claimed, and the best estimate of the directors (after taking all relevant professional advice) of the likelihood of such a claim materialising or being successful.

4.7	No asset of the Company has been acquired for any consideration in excess of its market value at the date of its acquisition, or otherwise than by way of bargain at arm’s length.

4.8

Each of the book debts shown in the Audited Accounts and the Management Accounts, and any other book debts relating to the period up to and including the Completion Date, will realise within six months of that date their nominal value less the value attributed to any reserve for bad or doubtful debts included in the Audited Accounts and the Management Accounts, as applicable, and none of the book debts is subject to any counter-claim or set-off.

4.9

Neither the whole, nor any part, of the amounts included as owing by any debtors in the Audited Accounts or the Management Accounts (or subsequently recorded in the books of the Company or the Subsidiary):

	4.9.1	except as described in the Disclosure Letter, is overdue by more than 90 days; or

	4.9.2	has been realised on terms that any debtor pays less than the full book value of his debt; or

	4.9.3	has been written off or has proved to any extent to be irrecoverable; or

		4.9.4	is now regarded by the Company as irrecoverable.

	4.10	No event has occurred during the periods covered by the Accounts that has resulted in the profits of the Company being abnormally high or low in respect of that period.

	4.11	The accounting and other books, ledgers, financial and other records of the Company and the Subsidiary:

		4.11.1	are in the Company’s possession; and

		4.11.2	have at all times been accurately maintained.

5.	Borrowings and lending

	5.1	The total amount borrowed by the Company or the Subsidiary from its bankers does not exceed:

		5.1.1	the limit of its facilities as set out in the Disclosure Letter; or

		5.1.2	any limitation on borrowing powers contained in its articles of association or equivalent charter documents, or in any debenture or other agreement binding on it.

	5.2	Except as disclosed in the Accounts, the Company or the Subsidiary does not have outstanding (whether made by, or incurred by, the Company or the Subsidiary):

5.2.1

any borrowing or indebtedness in the nature of borrowing, including any bank overdrafts, liability under acceptances (otherwise than in respect of normal trade bills), or any acceptance credit (including any amounts due to any present or former directors, or to members of the Company or the Subsidiary, other than remuneration accrued due or for reimbursement of business expenses); or

		5.2.2	any Incumbrance, guarantee or similar obligation or agreement to create an Incumbrance, guarantee or similar obligation;

5.2.3

any arrangements of a type covered by the Companies Act 2006 Sections 190 or 197, or any agreements for such arrangements, or any other transaction in which a director of, or a person connected with, the Company or the Subsidiary has a material interest.

	5.3	The Company or the Subsidiary:

		5.3.1	has not lent any money which has not been repaid to it;

		5.3.2	does not own the benefit of any debt (whether present or future) or the right to receive any money, other than debts accrued to it in the ordinary course of its business.

	5.4	The statements of the bank accounts of the Company and the Subsidiary and of their credit or debit balances to be delivered at Completion (and any such statements delivered prior to such date) are correct, and neither the Company nor the Subsidiary has any other bank or deposit accounts (whether in credit or overdrawn) not included in such statements.

5.5

In relation to such Incumbrances or guarantees (if any) detailed in the Disclosure Letter, and in relation to any bank overdraft, borrowings or other financial facilities available to, or financial obligations (other than in the ordinary course of trading) incurred by, the Company or the Subsidiary:

	5.5.1	the Vendors have supplied to the Purchaser full details, and true and correct copies, of all relevant documents;

	5.5.2	there has been no contravention of, or non-compliance with, any provision of any relevant document by the Company or the Subsidiary;

	5.5.3	so far as the Vendors are aware, no steps for the enforcement of any Incumbrances have been taken or threatened;

	5.5.4	there has not been any alteration in the terms and conditions of any of the arrangements or facilities, all of which are in full force and effect;

	5.5.5	none of the Vendors nor the Company or the Subsidiary has done anything whereby the continuance of the arrangements and facilities might be materially affected or prejudiced; and

	5.5.6	none of the arrangements is dependent on the guarantee of or on any security provided by a third party.

5.6	Save as provided for under this agreement, the Company or the Subsidiary has not:

	5.6.1	except as described in the Disclosure Letter, factored or discounted any of its debts, or engaged in financing of a type which would not require to be shown, or reflected, in the Accounts;

	5.6.2	since 31 January 2010, repaid or prepaid, or become liable to repay or prepay, any loan, loan capital or indebtedness in advance of its date of maturity;

	5.6.3	received notice from any lenders of money to it, requiring repayment or intimating enforcement of any Incumbrance, and there are no circumstances likely to give rise to any such notice; or

	5.6.4	waived any right of set-off it may have against a third party.

5.7	The Company or the Subsidiary has not applied for or received any grant, award, subsidy or financial assistance from any governmental department or agency.

5.8	Except as described in the Disclosure Letter, neither a Change of Control of the Company nor Completion of the Transactions will result in:

		5.8.1	the termination of, or material adverse effect on any contractual provision of, any financial agreement or arrangement to which the Company or the Subsidiary is a party or subject; or

		5.8.2	any indebtedness of the Company or its Subsidiary becoming due, or capable of being declared due and payable, prior to its stated maturity.

6.	Assets

6.1

Except for assets disposed of by the Company in the ordinary course of trading, the Company is the owner of, and has good marketable title to, all assets included in the Audited Accounts (excluding the Properties), and all material assets acquired since the 31 January 2010 and not subsequently disposed of, and all such assets are in the Company’s possession or under its control.

	6.2	The fixed and loose plant and machinery, fixtures and fittings, vehicles and office equipment used in connection with the business of the Company:

		6.2.1	are in satisfactory repair and condition;

		6.2.2	are capable of being properly used in connection with the business of the Company;

6.2.3

so far as the Vendors are aware, are all capable, and will remain capable throughout the respective periods of time during which they are each written down to a nil value in the accounts of the Company (in accordance with existing accounting policies consistently applied), of doing the work for which they were designed or purchased.

6.3

The Company has not agreed to acquire any asset (including stock), on terms that the property in such asset does not pass until full payment is made or all indebtedness incurred in connection with that acquisition discharged.

	6.4	The stock-in-trade of the Company is in good condition and is capable of being sold by the Company in the ordinary course of its business.

	6.5	Maintenance contracts are in full force and effect in respect of all assets of the Company, which a prudent owner would normally have maintained by independent or specialist contractors.

	6.6	Details of all contracts entered into by the Company for the maintenance of any of the Company’s assets are included in the Disclosure Letter.

6.7

All assets used in connection with the business of the Company are owned by it absolutely, or are under its Control, and are held free from any lease, hire purchase or conditional sale agreement, bill of sale, or other agreement for payment on deferred terms.

	6.8	No circumstance has arisen, or is likely to arise, in relation to any asset held by the Company under a lease or similar agreement, whereby the rental payable has been, or is likely to be, increased, and, in particular, all such assets have at all relevant times been used for a qualifying purpose within the meaning of the CAA 2001 Sections 122–125.

6.9

The assets owned by the Company (together with assets held under the hire purchase, lease or rental agreements listed in the Disclosure Letter) comprise all assets necessary for the business of the Company to continue as it is carried on at present.

6.10

The Subsidiary is the only subsidiary of the Company and the particulars regarding it set out in Schedule 3 are true and complete. The shares in the Subsidiary are held and owned as shown in Schedule 3, free from all Incumbrances and with all attached rights, and the Company has no other interest in any other company and has never owned, held or been the beneficial owner of any other shares, and has not agreed to acquire, any class of any shares or other securities of any other corporation (whether incorporated in England and Wales or elsewhere).

7.	Insurances

7.1

The existing policies of insurance maintained by or on behalf of the Company and its Subsidiary provide for full indemnity and replacement values against all liabilities, risks and losses (including but not limited to the losses caused by any unlawful act and liabilities, including business interruption and other risks on the part of any person), against which it is normal or prudent to insure, in respect of all property owned by, and in the business carried on by, the Company and its Subsidiary.

	7.2	All premiums due in respect of the Company’s insurance policies have been paid in full.

7.3

The Vendors are not aware of any claims outstanding, or circumstances which would or might entitle the Company to make a claim, under any of its insurance policies, or which would or might be required to be notified to the insurers under any of its insurance policies.

7.4

All the insurance polices maintained by or on behalf of the Company and the Subsidiary are in full force and effect and are not void or voidable; the Vendors have not and, so far as the Vendors are aware, the Company and the Subsidiary have not, done or omitted to do anything, and no act is contemplated (including the Completion of the Transactions), which could make any of them void or voidable; and completion will not terminate, or entitle any insurer to terminate, any such policy.

8.	Disputes/litigation

8.1

Neither the Company nor the Subsidiary is engaged (whether as claimant or defendant or otherwise) in any litigation, administrative, mediation or criminal or arbitration or other proceedings or hearings, before any court, tribunal, statutory or governmental body, department, board or agency; no notice has been received by the Vendors, the Company or the Subsidiary that any litigation, criminal or arbitration proceedings are pending or, so far as the Vendors are aware, threatened, by, or against, the Company or the

Subsidiary; and the Vendors are not aware of any facts which are likely to give rise to the same, or which are likely to give rise to proceedings, in respect of which the Company or the Subsidiary would be liable to indemnify any person concerned.

8.2

Neither the Company nor the Subsidiary is subject to any order or judgement given by any court or governmental agency; and neither the Company nor the Subsidiary has been a party to any undertaking or assurance given to any court or governmental agency which is still in force. So far as the Vendors are aware, there are no facts or circumstances which (with or without the giving of notice or lapse of time) would be likely to result in the Company or the Subsidiary becoming subject to such an order or judgement, or being required to be a party to any such undertaking or assurance.

8.3

None of the Vendors, the Company, the Subsidiary, the directors of the Company or the Subsidiary, or, so far as the Vendors are aware, any employees of the Company or Subsidiary, has received notice that (i) it is/they are the subject of any investigation, inquiry, process or request for information in respect of any aspect of the activities of the Company or the Subsidiary by any governmental or European Communities body, department, board or agency, or by any organisation charged with the supervision of any activities from time to time engaged in by the Company or the Subsidiary; and (ii) no such procedures are pending or, so far as the Vendors are aware, threatened, and there are no facts which are likely to give rise to any such procedure.

8.4

There is no dispute with any revenue or other official department in the United Kingdom or the United States in relation to the affairs of the Company or the Subsidiary, and there are no facts which may give rise to such dispute.

8.5

So far as the Vendors are aware, there are no claims (other than claims fully covered by insurance) pending or threatened, or capable of arising, against the Company or the Subsidiary by any employee, workman or third party, in respect of any accident or injury.

8.6

Save as described in the Disclosure Letter, neither the Company nor the Subsidiary has manufactured or sold products which have been, are, or will become, in any material respect, faulty or defective, or which do not comply in any material respect with any warranties given, or representations made, by the Company or the Subsidiary, expressly or impliedly (whether by statute or otherwise).

8.7

Except as described in the Disclosure Letter, neither the Company nor the Subsidiary has accepted any liability or obligation to service, repair, maintain, take back or otherwise do anything in respect of, any articles or stock where that liability or obligation would apply after any such article or stock has been delivered by it.

8.8

Except as described in the Disclosure Letter, there has been no default by the Company or the Subsidiary under any agreement, trust deed, instrument or arrangement to which the Company or the Subsidiary is a party, and no threat or claim of default has been made and is outstanding, and there is nothing (including without limitation the Completion of the Transactions) which could cause:

	8.8.1	any such agreement or arrangement to be terminated or rescinded by any other party; or

	8.8.2	their terms to be worsened or the Company or the Subsidiary prejudiced,

as a result of anything done, or omitted or permitted to be done, by the Vendors, the Company or the Subsidiary.

8.9	No Vendor has been involved in any type of event described in Item 401(f) of Regulation S-K of the United States Securities and Exchange Commission.

8.10

Each Vendor represents and warrants to the Purchaser that the Company and the Subsidiary and their respective directors and, so far as the Vendors are aware, employees, agents, consultants, sales representatives or others acting on behalf of the Company or the Subsidiary or for their benefit, have not been engaged at any time in:

8.10.1

any bribes or kickbacks to government officials or their relatives, or any other payments to such persons, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business;

8.10.2

any bribes or kickbacks to persons other than government officials, or to relatives of such persons, or any other payments (whether or not legal) to such persons or their relatives to obtain or retain business or to receive favorable treatment with regard to business;

	8.10.3	any contributions, whether or not legal, made to any political party, political candidate or holder of governmental office;

8.10.4

opening, continuing, maintaining or depositing or withdrawing funds from any bank accounts, funds or pools of funds created or maintained without being accurately recorded or identified in the books and records of the Company or the Subsidiary, or as to which the receipts and disbursements from these accounts have not been accurately recorded or identified in such books and records;

8.10.5

the receipt or disbursement of payments or contributions, the actual nature of which has been disguised, hidden or otherwise not fully documented in the books and records of the Company or the Subsidiary;

	8.10.6	the payment of any fees consultants or commercial agents that exceeded the reasonable value of the services purported to have been rendered; or

	8.10.7	the payment or reimbursement made to personnel for the purposes of enabling them to do anything referred to in clauses 8.10.1 through 8.10.6 of this Schedule.

As used in clauses 8.10.1 through 8.10.7 of this Schedule, the terms ‘payments’ and ‘contributions’ and similar words include cash, hard goods, services, use of property and anything else of value; and the acts described include acts done through intermediaries, such as payments to sales agents or representatives that are passed on in whole or in part to purchasers, or compensation or reimbursement to persons in consideration for their acts.

9.	Compliance with statutes and licences

9.1

Except with respect to the Company’s Intellectual Property Rights (which are covered by clause 12), each of the Company and the Subsidiary has obtained all material licences, consents, approvals, permissions, permits, test and other certificates, and authorities (public or private), necessary for the carrying on of its business in the places and in the manner in which such business is now carried on.

9.2

All of the licences, consents, approvals, permissions, permits, certificates and authorities referred to in clause 9.1 of this Schedule are valid and subsisting, and, so far as the Vendors are aware, there are no facts or circumstances (including, without limitation, the Completion of the Transactions), which (with or without the giving of notice or lapse of time) would be likely to give rise to any reason why any of them should be suspended, cancelled, revoked or not renewed.

9.3

The Company has established procedures under, and has complied with all material requirements from time to time in force under, the Health and Safety at Work etc Act 1974 and all regulations made under that Act.

9.4

The Company has conducted, and is conducting, its business in accordance with all material applicable laws and regulations in the United Kingdom, and, so far as the Vendors are aware, the Company has not breached any material applicable law or regulation outside of the United Kingdom.

9.5

The Company has complied in all respects with the provisions of the Data Protection Act 1998 and all regulations made under that Act, and has established procedures to ensure continued compliance with all such legislation.

9.6

The Company has not received any notice from the Data Protection Registrar, the Information Commissioner or a Data Subject, alleging non-compliance with the data protection principles or prohibiting the transfer of data, nor has any individual claimed, or will have the right to claim, compensation from the Company under the Data Protection Act 1998 for loss or unauthorised disclosure of data.

9.7

The Company is not a ‘public authority’ within the meaning of the Freedom of Information Act and has not been approached by any body which is a public authority as so defined, for the purpose of giving its consent to the disclosure by that authority of any information held by it relating to the Company, its business or affairs.

	9.8	No consumer credit agreement or consumer hire agreement made by the Company as creditor or owner, or in respect of which it is the supplier under a debtor-creditor-supplier agreement or linked transaction, has been made in breach of the Consumer Credit Act 1974 or the regulations made under that Act.

10.	Trading position

	10.1	Except as described in the Disclosure Letter, since 31 January 2010:

10.1.1

there has been no material adverse change in the position or prospects of the Company, or in the value or state of the assets, or amount or nature of the liabilities, of the Company as compared with the position disclosed in the Audited Accounts;

10.1.2

the Company has not disposed of any material assets, or assumed or incurred any outstanding capital commitment, or any material liabilities (whether actual or contingent), otherwise than in the ordinary course of carrying on its business (and, for this purpose, disposals of fixed assets, fixed and loose plant and machinery, fixtures and fittings, vehicles and office equipment, shall be deemed to be not in the ordinary course of business);

		10.1.3	the business of the Company has been carried on in the normal and usual course of business without material interruption.

	10.2	The Company’s business has not been materially and adversely affected by the loss of any important customer or source of supply.

10.3

The Company is entitled to carry on the business now carried on by it, and carried on by it during the three years prior to the date of this agreement, without any conflict with any valid right of any other person, firm or company.

10.4

No substantial part of the business of the Company is carried on, or is required to be carried on, with the agreement or consent of a third party, nor is there any agreement which significantly restricts the field in which the Company carries on business.

10.5

The Company has not committed or omitted to do any act or thing which could reasonably be expected to give rise to any fine or penalty, nor is the Company party to any agreement, practice or arrangement which, in whole or in part:

		10.5.1	contravenes the provisions of the Trade Descriptions Acts 1968 and 1972;

		10.5.2	would or might constitute a domestic or a Community infringement within the meaning of Part 8 of the Enterprise Act 2002;

		10.5.3	contravenes any provisions of the EC Treaty, or any regulation or other enactment made under that Treaty; or

		10.5.4	contravenes any other anti-trust anti-monopoly or anti-cartel legislation or regulations.

	10.6	So far as the Vendors are aware, the Company has not engaged in any course of conduct which is unlawful under the Competition Act 1998.

10.7

So far as the vendors are aware, no agreement, arrangement or other practice of the Company is, or has been, the subject of an investigation, report or decision by the Office of Fair Trading, the Monopolies and Mergers Commission, Competition Commission or the Commission of the European Communities or has been the subject of a judgement from the Competition Appeals Tribunal, nor has the Company received any process, notice, communication or request for information by, or on behalf of, the Office of Fair Trading, the Monopolies and Mergers Commission, the Competition Commission, the Secretary of State for Trade and Industry or the Commission of the European Communities, relating to any aspect of the business of the Company.

11.	Contracts and arrangements

	11.1	Except as described in the Disclosure Letter, there is not now outstanding with respect to the Company or the Subsidiary, or to which the Company or the Subsidiary is a party:

		11.1.1	any long-term or onerous contract, or any contract not made in the ordinary course of business;

		11.1.2	any joint venture, consortium or other partnership arrangement or agreement;

		11.1.3	any contract between the Company or the Subsidiary and any third party, which will, or may, in accordance with its terms, be terminated as a result of any Change of Control;

11.1.4

any arrangement (contractual or otherwise) which constitutes or involves a material breach or violation of, or a material default with respect to, the requirements or conditions of any statute, treaty, regulation or bye-law or other obligation of the United Kingdom, or any foreign country in which the Company or the Subsidiary has done or is doing business, relating to the Company or the Subsidiary or the carrying on of its business;

		11.1.5	any contract for services (other than contracts for the supply of electricity, gas, water, telecommunications or normal office services);

		11.1.6	any power of attorney, contract of agency or distributorship, or subsisting licence;

11.1.7

any guarantee, warranty, undertaking or contract for indemnity, or for suretyship, under which the Company or the Subsidiary is under a prospective or contingent liability (other than guarantees or warranties implied by law with respect to goods supplied, or services performed, by the Company or the Subsidiary in the ordinary course of business);

	11.1.8	any contract entered into by the Company or the Subsidiary otherwise than by way of bargain at arm’s length (or on arm’s length terms) and in the ordinary course of its business;

	11.1.9	any contract (of whatever nature) binding on the Company or the Subsidiary, which it cannot terminate, without any liability on its part, by giving three months’ notice or less;

	11.1.10	any contract which cannot readily be fulfilled or performed by the Company or the Subsidiary in accordance with its terms, and without material expenditure, or without making a material loss;

	11.1.11	any contract containing covenants limiting or excluding its right to do business or compete (or both) in any area, or any field, or with any person, firm or company; or

11.1.12

any agreement or arrangement which the Vendors or the Company know or believe to be invalid, or in respect of which there are grounds for its termination, rescission, avoidance or repudiation (whether by the Company, the Subsidiary or any other party).

11.2	Except as disclosed in the Disclosure Letter:

11.2.1

the contracts, licenses, leases, commitments, entitlements and engagements (collectively, the ‘Contracts’) identified in the Disclosure Letter are the only Contracts material to the Business; all of them have been authorised by the Company or the Subsidiary (as applicable); all are all in good standing and in full force and effect with no amendments; and all are valid and binding obligations of the parties thereto enforceable in accordance with their respective terms;

11.2.2

the Company or the Subsidiary, as applicable, has complied with all material terms of the Contracts, has paid all amounts due thereunder, and has not waived any rights thereunder, and no default or breach exists in respect thereof on the part of any of the parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach; and

11.2.3

all amounts payable to the Company or the Subsidiary, as applicable, under the Contracts are still due and owing to it without any right of set-off (other than any set-off right which exists at law) or counterclaim.

11.3	The Vendors have not received notice that, since 31 January 2010, or after Completion, or as a result of the proposed acquisition of the Company by the Purchaser:

	11.3.1	any supplier of the Company or the Subsidiary has ceased, or will cease, supplying the Company or the Subsidiary, or may substantially reduce its supplies to the Company or the Subsidiary; or

		11.3.2	any customer of the Company or the Subsidiary has terminated, or will terminate, any contract with the Company or the Subsidiary, or cease, or materially reduce, its business with it.

11.4

So far as the Vendors are aware, there do not exist any special facts or circumstances which might lead to a restriction, impediment or cessation of the manufacture or distribution of any products presently manufactured or distributed, or planned to be manufactured or distributed, by the Company or the Subsidiary.

11.5

Except as described in the Disclosure Letter, no offer, tender or the like, given or made by the Company or the Subsidiary on or before the date of this agreement and still outstanding, is capable of giving rise to a contract.

12.	Intellectual property rights

12.1

Except as described in the Disclosure Letter, the Intellectual Property Rights used or required by the Company or the Subsidiary are legally and beneficially owned by, or otherwise licensed to, the Company or the Subsidiary, as applicable. Where any Intellectual Property Rights are owned by the Company or the Subsidiary, they are owned free from Incumbrances.

	12.2	The Disclosure Letter lists complete and accurate particulars of:

		12.2.1	the Registered IPR owned by the Company or the Subsidiary as of the date of this agreement;

		12.2.2	material unregistered Intellectual Property Rights owned, used or held for use by the Company or the Subsidiary; and

12.2.3

all Company Software and all material Third Party Software, including a name, product description, version level, language in which it is written (only for Company Software), and manner in which the Company Software or material Third Party Software is used by the Company or the Subsidiary, including whether it is used internally by the Company or the Subsidiary or in conjunction with the Company’s products.

	12.3	So far as the Vendors are aware:

12.3.1

none of the Intellectual Property Rights owned by the Company or the Subsidiary are used by any other person or entity other than under a licence from the Company or are otherwise subject to any claim, opposition or other proceeding that challenges the use, validity, enforceability or ownership of the Intellectual Property Rights by any other person or entity; and

		12.3.2	the use by the Company or the Subsidiary of such Intellectual Property Rights (or any part of them) does not infringe the Intellectual Property Rights owned, or enjoyed, by any third party.

	12.4	Except as described in the Disclosure Letter, the Company has not received notice that the Intellectual Property Rights owned or used by the Company or the Subsidiary is the subject of any pending or outstanding claim, opposition, attack, assertion or other arrangement of whatever nature, brought, made or issued against the Company, which impinges their use or their validity, enforceability or ownership by the Company or the Subsidiary of such Intellectual Property Rights, and, so far as the Vendors are aware, there are no grounds or other circumstances which may give rise to the same.

12.5

Valid third party licences have been obtained to the extent necessary to enable the Company to utilise the Intellectual Property Rights described in the Disclosure Letter in respect of the Company’s activities and products.

12.6	So far as the Vendors are aware, neither the Company nor the Subsidiary is using any process which gives rise to a liability to pay compensation under Section 40 of the Patents Act 1977.

12.7

Save for licences granted by the Company to its customers in the ordinary course of business, no licences, or registered user or other rights, have been granted, or agreed to be granted, to any third party by the Company in respect of the Intellectual Property Rights owned or used by the Company or the Subsidiary.

12.8

So far as the Vendors are aware, no disclosure has been made to any person other than the Purchaser or ISS of any of the industrial know-how, or the financial or trade secrets of the Company or the Subsidiary, except properly and in the ordinary course of business, and on the footing that such disclosure is to be treated as being of a confidential nature.

12.9

So far as the Vendors are aware, no act has been done, or has been omitted to be done, to entitle any authority or person to cancel, forfeit or modify any Intellectual Property Rights owned or used by the Company or the Subsidiary.

12.10	Neither the Company nor the Subsidiary carries on business under any name other than the name under which it has been incorporated.

12.11

The Company has complied in all material respects with the requirements of the Companies Acts with regard to company names and business names, and, so far as the Vendors are aware, such names do not infringe the rights of any third party.

12.12

The Company and the Subsidiary do not require any material Intellectual Property Rights other than those set out in the Disclosure Letter in order to carry on their respective activities, as such activities are carried on as at the Completion Date.

12.13

All application and renewal fees payable by the Company and other steps required for the maintenance of the Intellectual Property Rights described in the Disclosure Letter have been taken. All application and renewal fees payable by the Company in respect of the Registered IPR prior to the date of this agreement have been paid on time. No such application or renewal of the Registered IPR shall become due for payment within 30 days of Completion.

12.14

So far as the Vendors are aware, there has been no infringement by any third party of any of the Intellectual Property Rights owned by the Company or the Subsidiary and set out in the Disclosure Letter nor any third party breach of confidence in relation to the business or assets of the Company or the Subsidiary, and so far as the Vendors are aware, no such infringement, breach of confidence or actionable act of unfair competition is current or anticipated.

	12.15	The agreements and licences relating to Intellectual Property Rights described in the Disclosure Letter:

		12.15.1	so far as the Vendors are aware, have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default; and

		12.15.2	have, where required by any applicable law, been duly recorded or registered.

	12.16	Except as described in the Disclosure Letter, and so far as the Vendors are aware, the activities of the Company and the Subsidiary:

		12.16.1	have not infringed the Intellectual Property Rights of any third party;

		12.16.2	have not constituted any breach of confidence, passing off or actionable act of unfair competition by the Company; and

		12.16.3	have not given rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

13.	Employees

13.1

The Disclosure Letter describes all individuals employed by the Company or the Subsidiary as of the Completion Date and the full and accurate particulars of the names and addresses, dates of birth, dates of commencement of employment or appointment to office, salaries, key terms and conditions of employment, the country in which the individual is employed, and the relevant local law expressly governing the contract of employment, of all of the employees and officers of the Company and the Subsidiary, including:

		13.1.1	all remuneration payable (including accrued holiday pay);

		13.1.2	participation in benefit schemes (such as medical expenses, permanent health insurance, pension, company car etc);

		13.1.3	any profit sharing, commission, incentive or discretionary bonus arrangements to which the Company is a party; and

		13.1.4	all other benefits which the Company is legally bound to provide (whether now or in the future) to each officer and employee of the Company.

13.2

The Disclosure Letter lists all individuals who are providing services to the Company or the Subsidiary under an agreement which is not a contract of employment with the Company or the Subsidiary as of the Completion Date (including, in particular, where the individual acts as a consultant or is on secondment) and the particulars of the key terms on which the individual provides services, including:

	13.2.1	the individual’s name;

	13.2.2	the country in which the individual provides services;

	13.2.3	where determined, the law governing the agreement;

	13.2.4	the remuneration of the individual (including any benefits provided);

	13.2.5	the length of notice necessary to terminate the agreement; and

	13.2.6	the term of the agreement.

13.3	There are not now outstanding:

13.3.1

any service agreement or contract between the Company and any of its directors, officers, executives or employees which the Company cannot terminate by giving 12 weeks’ notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or compensation for unfair dismissal or discrimination);

	13.3.2	any recognition or other agreement or arrangement (whether or not legally binding) between the Company and any trade union, or other body representing its employees; or

	13.3.3	any liabilities of the Company for industrial training levy or for any other statutory or governmental levy or charge.

13.4	The Vendors are not aware of any outstanding claim against the Company or the Subsidiary by any person who is now, or has been, an officer or employee of the Company or the Subsidiary and:

	13.4.1	no disputes have arisen between the Company or the Subsidiary and any material number or category of employees during the preceding three years; or

	13.4.2	so far as the Vendors are aware, there are no present circumstances which are reasonably likely to give rise to any such dispute.

13.5

The Company has at all times complied in all material respects with the Employment Rights Act 1996 (as amended) in respect of all its employees; is not under any present, future or contingent liability to pay compensation for loss of office or employment to any ex-officer or ex-employee; and is not due to make any payments under the Employment Rights Act 1996.

13.6

Except as described in the Disclosure Letter, since 31 January 2010, no material change has been made in respect of the rate of remuneration, or the endowment or pension benefits, of any director or employee, or the terms of employment of any officer or senior executive. So far as the Vendors are aware, no negotiations for any increase in the remuneration or benefits of any officer or employee of the Company or the Subsidiary are current.

13.7	None of the following (nor any proposals in relation to them) are in existence or proposed:

	13.7.1	profit-sharing schemes;

	13.7.2	share option schemes;

	13.7.3	‘phantom’ share option schemes;

	13.7.4	profit-related pay schemes;

	13.7.5	employee share incentive plans under the Finance Act 2000 or the Income Tax (Earnings and Pensions) Act 2003;

	13.7.6	employee benefit trusts.

13.8	There is no notice outstanding that terminates the contract of employment of any employee of the Company or the Subsidiary (whether given by the employer or employee).

13.9

No offer of a contract of employment has been made by the Company or by the Subsidiary to any individual which has not yet been accepted or which has been accepted but where the individual’s employment has not yet started.

13.10

The acquisition of the Shares by the Purchaser or the compliance with the terms of this agreement will not, so far as the Vendors are aware, entitle any directors, officers or senior employees of the Company or the Subsidiary to terminate their employment.

13.11

Except as provided or allowed for in the Accounts, since 1 December 2006 and to the Completion Date, neither the Company nor the Subsidiary has incurred any liability in connection with any termination of employment of its employees (including redundancy payments), or for failure to comply with any order for the reinstatement or re-engagement of any employee.

13.12

Except as provided or allowed for in the Accounts, since 1 December 2006 and to the Completion Date, neither the Company nor the Subsidiary has made or agreed to make a payment, or provided or agreed to provide a benefit to a present or former director, other officer or employee, or to the dependants of any of those people, in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

13.13	So far as the Vendors are aware, the Company and the Subsidiary have maintained in all material respects current, adequate and suitable records regarding the service of each of their employees.

	13.14	So far as the Vendors are aware, insofar as they apply to their employees, the Company and the Subsidiary have complied in all material respects with any:

		13.14.1	legal obligations;

		13.14.2	legally binding codes of conduct or practice; and

		13.14.3	collective agreements.

13.15

Neither the Company nor the Subsidiary is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union or other group or organisation representing employees and, so far as the Vendors are aware, no such dispute or negotiation is threatened or expected.

13.16

There are no collective bargaining or procedural or other agreements or arrangements with any trade union, group or organisation representing employees that relate to any employees of the Company or the Subsidiary.

14.	Pensions

The Company operates a basic stakeholder pension scheme to which no contributions have been made. Each of the Vendors has a private pension plan to which the Company has made contributions prior to the Completion Date.

15.	The Properties

15.1

The Properties comprise all the freehold and leasehold properties owned by the Company or the Subsidiary, or used or occupied by it under licence, or in which the Company or the Subsidiary has any other interest.

	15.2	The Company has a good and marketable title to, and has vacant possession of, each of the Properties.

	15.3	The Company or the Subsidiary, as applicable, is the legal and beneficial owner of each of the Properties.

	15.4	The Company has in its possession and control and has disclosed:

		15.4.1	copies of all the title deeds and documents necessary to prove good and marketable title to the Properties; and

		15.4.2	evidence of the current annual rent payable under the leases of the Properties.

	15.5	The information contained in Schedule 4 as to the tenure of each of the Properties is true and accurate in all respects.

	15.6	Each of the Properties and their title deeds is free from any mortgage, charge, rentcharge, lien, or other right in the nature of security.

	15.7	There is no option or agreement for sale, mortgage, charge (whether specific or floating), lien, lease, agreement for lease, condition, restrictive covenant or any other Incumbrance in respect of the Properties, or any part of them (except as set out in Schedule 4), and the Properties are not subject to the payment of any outgoings (except the usual rents, insurance premiums, service charges, rates, utility, water, sewerage charges and taxes), nor are there any persons in unlawful possession or occupation of, or who have or claim any rights or easements of any kind in respect of, the Properties, or any part of them, adverse to the estate, interest, right or title of the Company.

15.8	So far as the Vendors are aware, there are not in respect of the Properties or any part of them:

	15.8.1	any outstanding notices or orders issued by, or agreement with, any local or other authority;

15.8.2

any proceedings in respect of any infringement of the building bye-laws, or any monetary claim or liability (contingent or otherwise), under Town and Country Planning legislation or regulations, or otherwise;

	15.8.3	no notice of enforcement or stop notice under the Town and Country Planning legislation or relevant regulations has been received by the Company; or

15.8.4

no order or resolution for the compulsory acquisition of the Properties, or any part of them, by any authority, nor any notice for closing, demolition, clearance or requisition of the Properties, has been received by the Company;

and the Vendors are not aware of circumstances which might result in any such order, notice or proceedings being made or served.

15.9

The Company in whom title is vested has not received notice of any alleged breach of any covenants, conditions, agreements, statutory requirements, orders and regulations affecting the Properties, and requiring observance or performance by it.

15.10

In respect of all buildings comprised in the Properties, to which any enactment, regulation or order relating to protection against, or means of escape from, fire applies, so far as the Vendors are aware:

	15.10.1	all requirements of that enactment, regulation or order, and of any notice or order, have been complied with to the satisfaction of the district surveyor and other appropriate officer; and

	15.10.2	no order prohibiting the occupation of a building (or part of it) has been received by the Company under such enactment, regulation or order.

15.11

Except as described in the Disclosure Letter, since 31 January 2010, the Company has not acquired or disposed of any land or buildings, or any estate, interest, right or title in any land or buildings.

15.12

So far as the Vendors are aware, the Company has not received any notice of its breach or alleged breach of the Factories Act 1961, the Public Health Acts 1875 to 1961, the Offices Shops and Railway Premises Act 1963, the Control of Pollution Act 1974, the Health and Safety at Work etc Act 1974, and the Clean Air Act 1993.

	15.13	The Company has not at any time assigned, or otherwise disposed of, any leasehold property of which it was first or subsequent lessee.

15.14

All capital allowances, rating reliefs and other benefits received by the Company in respect of the Properties were granted pursuant to a proper and valid claim, and leave no scope for demand for recovery from the Company.

16.	Taxation

	16.1	General

16.1.1

All returns, computations and payments, which should be, or should have been, made by the Company for any tax purpose, have been prepared on a proper basis and submitted within the prescribed time limits, and are up to date and correct.

16.1.2

None of the returns, computations and payments referred to in clause 16.1.1 is now, or so far as the Vendors are aware is recently likely to be, the subject of any dispute with HM Revenue and Customs or will give rise to any disallowance of relief, allowance, deduction or credit, or any assessment (including any claim by HM Revenue and Customs for any penalty, interest, surcharge or fine).

16.1.3

All rents, interest, annual payments and other sums of an income nature, paid during, or in respect of, the three years ended on 31 January 2010, or payable by the Company, or which the Company is under an obligation to pay in the future, are wholly allowable as deductions or charges in computing profits for the purposes of corporation tax.

16.1.4

The Company has not, during the three years ended on 31 January 2010, made any payment to, or provided any benefit for, any officer or employee, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes in the accounting period in which it was paid.

16.1.5

Since 31 January 2010, the Company has not been involved in any transaction which has given, or may give, rise to a liability to Taxation on the Company (or would have given, or might give, rise to such a liability but for the availability of any relief, allowance, deduction or credit), other than corporation tax on normal trading income of the Company (as opposed to chargeable gains or deemed income) arising from transactions entered into in the ordinary course of business.

	16.2	PAYE and other withholding tax

16.2.1

All income tax under the PAYE system, and payments due in respect of employees’ national insurance contributions, have been deducted from all payments made, or treated as made, by the Company, and duly paid by the Company to HM Revenue and Customs (together with any employer’s contribution) in the appropriate manner; and the Company has complied with all its reporting obligations in connection with the benefits provided for employees and directors of the Company.

16.3	Groups

16.3.1

The Disclosure Letter contains particulars of all arrangements and agreements relating to group relief (as defined by the Income and Corporation Taxes Act 1988 Section 402) (‘Group Relief’) to which the Company is, or has been, a party, or becomes a party before Completion.

16.4	Close company provisions

	16.4.1	The Company is not, and never has been, a close investment-holding company as defined in the Income and Corporation Taxes Act 1988 Section 13A.

16.4.2

The Company has never made any loan or advance within the Income and Corporation Taxes Act 1988 Section 419 nor has it released or written off, or agreed to release or write off, the whole or any part of any such loan or advance.

16.4.3

The Company does not have any interest (whether direct or indirect) in any company, on the disposal of the assets of which a liability could arise under the Taxation of Chargeable Gains Act 1992 Section 13 (non-resident company which would be close if resident).

16.5	Capital gains tax

16.5.1

If each of the capital assets of the Company were disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Audited Accounts, no liability to corporation tax on chargeable gains would arise by reason of any such disposal.

16.6	Capital allowances

	16.6.1	The book value of each of the assets of the Company in, or adopted for the purpose of, the Audited Accounts, does not exceed the written down value of such asset for the purposes of the CAA 2001.

16.7	VAT

	16.7.1	For the purposes of this paragraph, ‘the VAT legislation’ means the Value Added Tax Act 1994 and all regulations made or imposed under it, and any other statutes or other provisions relating to VAT.

	16.7.2	The Company is registered as a taxable person for the purposes of the VAT legislation.

16.7.3

The Company has complied in all respects with the VAT legislation and has made and maintained full, complete, correct and up-to-date records, invoices and other documents appropriate, or requisite, for the purposes of such legislation.

16.7.4

The Company is not in arrears with any payment or returns due under the VAT legislation and has not, in the past three years, been in default in respect of any prescribed accounting period, as the terms ‘default’ and ‘prescribed accounting period’ are used in the Value Added Tax Act 1994 Section 59(1) (the default surcharge), nor has it received any surcharge liability notice within the Value Added Tax Act 1994 Section 59(2).

	16.7.5	The Company is not treated as a member of a group of companies for VAT purposes.

16.7.6

The Company has not been partially exempt for any VAT accounting period at any time in the five years before Completion and will not, in respect of supplies invoiced to it prior to Completion be denied credit for any input tax.

16.7.7

Neither the Company, nor any company of which the Company is a relevant associate within the meaning of the Value Added Tax Act 1994 Schedule 10 Paragraph 3(7) (election to waive exemption), has elected to waive exemption under Paragraph 2 of that Schedule in relation to any land.

	16.7.8	The Company owns no assets which are treated as capital items and, in relation to which, the input tax may be subject to adjustment in accordance with the VAT capital goods scheme.

16.8	Stamp duty and stamp duty land tax

16.8.1

All documents in the possession, or under the control, of the Company, to which it has been a party and are required to establish title to an asset and which attract stamp duty, or stamp duty reserve tax, have been properly stamped. No documents are presently subject to adjudication of claims for exemption or relief, and there are no circumstances which may result in the Company becoming liable for any interest or penalties.

16.8.2

So far as the Vendor is aware there is no stamp duty land tax outstanding from the Company in relation to any transactions entered into by it in relation to the Properties on or before the date of this agreement, and no notice of any dispute in relation to the stamp duty land tax to be paid in relation to any such transactions has been received by the Company nor are the Vendors aware of any facts which might give rise to such a dispute.

16.9	Inheritance tax

		16.9.1	The Company has made no transfer of value within the Inheritance Tax Act 1984 Section 94 or 99.

		16.9.2	No person has the power under the Inheritance Tax Act 1984 Section 212 to raise any inheritance tax by the sale of, or charge over, any of the Company’s assets.

16.9.3

There is no unsatisfied liability to inheritance tax attached, or attributable, to the assets of the Company or the shares of the Company, and neither the assets, nor the Shares, are subject to any HM Revenue and Customs charge as is mentioned in the Inheritance Tax Act 1984 Section 237.

17.	Vendors’ interests

	17.1	No Vendor, Affiliate of a Vendor or person connected with any Vendor has any interest (direct or indirect) in any other company or business which competes with the Business.

17.2

Except as described in the Disclosure Letter, no indebtedness (actual or contingent), contract or arrangement is outstanding between the Company and any Vendor or director of the Company, or any person connected with any Vendor or such director, or any company or business in which any Vendor or director or persons connected with them is or may be interested (directly or indirectly).

	17.3	No person is entitled to receive from the Company any finder’s fees, brokerage or other commission, in connection with the sale and purchase of the Shares under this agreement.

17.4

Save in respect of remuneration and the receipt of expenses, there is not now outstanding, any contract or arrangement to which the Company is a party and in which any Vendor, or any director of the Company, is or has been interested (whether directly or indirectly).

17.5

The Company and the Vendors are not party to any contract or arrangement which was not of an arm’s length nature, nor has such a contract or arrangement affected its profits or financial position during the past three years.

18.	Good standing

18.1

No receiver, administrative receiver or administrator has been appointed, nor any notice given, petition presented, or order made, for the appointment of any such person over the whole, or any part, of the assets or undertaking of the Company, or any of the Vendors.

18.2

No petition has been presented, no order has been made and no resolution has been passed, for the winding up of the Company, or for the appointment of a liquidator or provisional liquidator of the Company.

	18.3	No voluntary arrangement has been proposed, or is in force, under the Insolvency Act 1986 Section 1 in respect of the Company.

	18.4	The Company has not stopped payment, nor is it insolvent or unable to pay its debts as and when they fall due.

	18.5	No unsatisfied judgement is outstanding against the Company.

18.6

No distress, execution or other process has been levied in respect of the Company which remains undischarged, nor is there any unfulfilled or unsatisfied judgement or court order outstanding against the Company.

18.7

The Company has not received notice that there are pending, or in existence, any investigations or inquiries by, or on behalf of, any governmental or other body, in respect of the affairs of the Company.

18.8

The Company has at all times carried on business, and conducted its affairs, in all respects in accordance with its memorandum and articles of association for the time being in force, and any other documents to which it is, or has been, a party.

	18.9	So far as the Vendors are aware, the Company is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

20.	The Subsidiary

The Subsidiary is a trading company.

21.	Miscellaneous

21.1

Except as described in the Disclosure Letter, the Company does not carry on or have a place of business at any branch or other location (whether in the United Kingdom or elsewhere) other than at, and from, the Properties.

21.2

All title deeds and agreements to which the Company is a party, and any other documents in the enforcement of which the Company is interested, have been duly stamped, and all such deeds and documents owned by, or which ought to be in the possession of, the Company are in the possession of the Company.

21.3

Since 31 May 2010, there has not occurred any material adverse change in the business, operations, assets or financial or trading position of the Company or the Subsidiary or, so far as the Vendors are aware, any event or circumstance specifically affecting the Company or the Subsidiary that may result in such material adverse change.

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Schedule 7
Limitation of Vendors’ Liability

1.	SCOPE

Save as otherwise expressly provided in this Schedule, the provisions of this Schedule shall operate to limit the liability of the Vendors in respect of any claim under this agreement and references in this Schedule to ‘claim’ and ‘claims’ shall be construed accordingly.

2.	LIMITATIONS OF QUANTUM

2.1

The maximum aggregate liability of the Vendors in respect of all and any claims (other than a Tax Claim) shall not exceed the amount of the Purchase Price actually received by the Vendors at the time the relevant claim or claims are made.

2.2

The maximum aggregate liability of each Vendor in respect of all and any claims and any other claims of any nature under the terms of this agreement (other than a Tax Claim) shall not exceed the amount of the Purchase Price actually received by that Vendor at the time the relevant claim or claims are made, together with the amount of the Vendor’s Loan.

	2.3	No liability shall attach to the Vendors in respect of any claim (other than a Tax Claim):

		2.3.1	unless the Loss sustained which is the subject matter of the claim shall exceed £2,500.00; and

2.3.2

unless and until the aggregate amount of all claims for which they would, in the absence of this clause 2.3.2, be liable shall exceed £100,000.00 and in such event Vendors shall be liable for the whole of such amount and not merely the excess over £100,000.00.

3.	TIME LIMITS

3.1

The Vendors shall be under no liability in respect of any claim (other than a Tax Claim) unless notice of such claim giving reasonable details of the relevant facts, matters or circumstances giving rise to the claim (including an estimate of the amount of such claim) shall have been served upon the Vendors by the Purchaser:

		3.1.1	in the case of any claim the subject matter of which relates to Taxation, on the seventh anniversary of Completion; and

		3.1.2	in respect of any other claim, by no later than the second anniversary of Completion.

3.2

Any claim notified in accordance with clause 3.1 of this Schedule and not satisfied, settled or withdrawn shall be unenforceable against the Vendors on the expiry of the period of 12 months starting on the date of notification of the claim unless proceedings in respect of such claim have been issued and served on the Vendors in accordance with the terms of this agreement.

4.	DISCLOSURE AGAINST WARRANTIES

The Purchaser shall not be entitled to make any claim under the Warranties in respect of any facts, matters or circumstances if such facts, matters or circumstances have been fairly and accurately disclosed in the Disclosure Letter (with sufficient details to identify the nature and scope of the matter disclosed).

5.	GENERAL

The Vendors shall not be liable in respect of any claim (other than a Tax Claim) (or any increase in the amount of a claim):

5.1

if and to the extent that such claim arises from any act, omission, transaction or arrangement after Completion by the Company, the Subsidiary, the Purchaser, ISS, or any Affiliate of the Purchaser or ISS or any of their directors, officers, employees or agents;

5.2

if and to the extent that the claim arises from any act, omission, transaction or arrangement authorised by or carried out at the express direction of the Purchaser, ISS, or any Affiliate of the Purchaser or ISS or any of their directors, officers, employees or agents;

5.3

if the subject of the claim is specifically provided for in the Accounts or has been included in calculating creditors or deducted in calculating debtors in the Accounts and (in the case of creditors or debtors) is identified in the records of the Company and/or the Subsidiary;

	5.4	as a result of an act or omission required by applicable law;

5.5

to the extent that the Purchaser ISS, or any Affiliate of the Purchaser or ISS has recovered under an indemnity against any Loss arising out of such breach or claim under the terms of any insurance policy; and

	5.6	to the extent that such claim would not have arisen but for any change in the accounting practices or policies of the Company or the Subsidiary introduced or having effect after Completion.

6.	CONDUCT OF CLAIMS

6.1

If the Purchaser becomes aware that any claim (other than a Tax Claim) has been made against the Company or the Subsidiary by a third party after Completion which is likely to result in the Purchaser being entitled to make a claim against the Vendors, the Purchaser shall, and shall procure that any relevant Affiliate of the Purchaser shall:

		6.1.1	give notice of such claim to the Vendors as soon as reasonably practicable;

6.1.2

not make any admission of liability, agreement or compromise with any person, body or authority in relation thereto without the prior written agreement of the Vendors (not to be unreasonably withheld or delayed);

6.1.3

subject to the Vendors becoming parties to any confidentiality agreement as reasonably requested by the Purchaser, give the Vendors and their professional advisers reasonable access to the premises and personnel of the Purchaser, the Company and the Subsidiary and to any relevant chattels, documents and records within the power, permissions or control of the Purchaser, the Company and the Subsidiary to enable the Vendors and their professional advisers to examine such chattels, accounts, documents and records and take copies or photocopies of them at their own expense;

6.1.4

take such action as the Vendors shall reasonably request to avoid, dispute, resist, compromise, defend or mitigate any such claim (other than any claim the defence of which would be likely to materially adversely affect the goodwill of the business of the relevant Affiliate of the Purchaser or any claim which seeks or in respect of which there has been granted injunctive relief), subject to the relevant Affiliate of the Purchaser being entitled to employ its own legal advisers and provided that the Vendors shall indemnify and hold harmless all Affiliates of the Purchaser against all Losses incurred by any of them arising from any action taken by any Affiliate of the Purchaser at the request of the Vendors pursuant to this paragraph; and

	6.1.5	consult as is reasonably practicable with the Vendors as regards the conduct of any proceedings arising out of such claim.

6.2

Notwithstanding the preceding provisions of this Schedule, if at any time any of the Vendors pays to the Purchaser an amount in respect of any claim (other than a Tax Claim) and the Purchaser, the Company and/or any Affiliate of the Purchaser subsequently becomes entitled to recover from any third party any sum in respect of the facts, matters or circumstances giving rise to the claim, then the Purchaser shall or shall procure that the Company and/or any Affiliate of the Purchaser shall take all commercially reasonable steps to enforce such recovery. If the Purchaser, the Company and/or any Affiliate of the Purchaser shall at any time recover any sum from a third party which is referable to the facts, matters or circumstances giving rise to any claim in respect of which any of the Vendors have paid any sum to the Purchaser, then:

	6.2.1	if the amount paid by the Vendors in respect of the claim is more than the Sum Recovered, the Purchaser shall immediately pay to the Vendors the Sum Recovered; and

6.2.2

if the amount paid by the Vendors in respect of the claim is less than or equal to the Sum Recovered, the Purchaser shall immediately pay to the Vendors an amount equal to the amount paid by the Vendors.

For the purpose of this clause, ‘Sum Recovered’ means an amount equal to the total of the amount recovered from the relevant third party plus any repayment, supplement or interest in respect of the amount recovered from the person under Section 825 or 826 of ICTA less any tax computed by reference to the amount recovered from the person payable by the Purchaser or the Vendors in recovering the amount from the third party or reasonable costs payable by the Purchaser, the Company and/or any Affiliate of the Purchaser in making any such recovery.

7.	CHANGE IN LEGISLATION

No liability shall attach to any of the Vendors in respect of any claim (other than a Tax Claim) to the extent that such claim would not have arisen (or the amount of the claim would not have been increased) but for the passing or coming into force of, or any change in, any enactment, law, regulation, directive, requirement or any published practice of any government, government department or agency or regulatory body (including extra-statutory concessions of HM Revenue and Customs) made after the date of this agreement or a change in the interpretation of the law after the date of this agreement (whether or not such change purports to be effective retrospectively in whole or in part) or if such claim would not have arisen (or the amount of the claim would not have been increased) but for any judgement delivered after the date of this agreement.

8.	CONTINGENT AND UNQUANTIFIABLE LIABILITIES

No liability shall attach to any of the Vendors in respect of any claim (other than a Tax Claim) to the extent that the claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, provided that this clause shall not operate to avoid a claim made in respect of a contingent or unquantifiable liability within the applicable time limits specified in clause 3 of this Schedule, if the notice of such claim has been served before the expiry of the relevant period (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period).

9.	NO DOUBLE RECOVERY

The Purchaser shall not be entitled to recover damages from the Vendors or obtain payment, reimbursement, restitution or indemnity from the Vendors more than once for the same Loss.

10.	PAYMENT OF CLAIM TO BE IN REDUCTION OF CONSIDERATION

If any of the Vendors pays any sum to the Purchaser pursuant to a claim, that part of the Purchase Price received by such Vendor for the sale of his Shares shall be deemed to be reduced by the amount of such payment.

11.	REMEDIES

The Purchaser acknowledges that damages will be its sole remedy for any claim for misrepresentation, negligent misstatement, breach of any Warranty or any other breach of this agreement.

12.	SURVIVAL OF THESE PROVISIONS

The provisions of this Schedule shall apply notwithstanding any other provision of this agreement and will not be discharged or cease to have effect in consequence of any termination or rescission of any other provisions of this agreement.

13.	MITIGATION NOT AFFECTED

Nothing in this agreement shall affect the application of the common law rules on mitigation in respect of any claim or any matter giving rise to a claim.

14.	FRAUD

None of the limitations on the liability of the Vendors set out in this Schedule (whether as to the quantum of the claim, the time limit for notification of the claim, the procedures or requirements for making a claim or otherwise) shall apply to any claim against a Vendor to the extent that the liability of any of that Vendor in respect of that claim arises from fraud on the part of that Vendor.

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SIGNED BY: /s/ Nicolaas Bekooy

NICOLAAS BEKOOY
In the
presence of:	/s/ Ian Smith

Name:	Ian Smith

Address:	MESSRS. CRANE & STAPLES
LONGCROFT HOUSE
FRETHERNE ROAD
WELWYN GARDEN CITY
HERTS AL8 6TU

Occupation:	Solicitor

SIGNED BY:	/s/ Lawson John Noble
LAWSON JOHN NOBLE
In the

presence of:	/s/ Ian Smith

Name:	Ian Smith

Address:	MESSRS. CRANE & STAPLES
LONGCROFT HOUSE
FRETHERNE ROAD
WELWYN GARDEN CITY
HERTS AL8 6TU

Occupation:	Solicitor

SIGNED BY:	/s/ Frank Thomson
FRANK THOMSON

In the
presence of:	/s/ Ian Smith

Name:	Ian Smith

Address:	MESSRS. CRANE & STAPLES
LONGCROFT HOUSE
FRETHERNE ROAD
WELWYN GARDEN CITY
HERTS AL8 6TU

Occupation:	Solicitor

SIGNED for and on behalf of
IMAGE SENSING SYSTEMS EUROPE LIMITED

BY:	/s/ Kenneth R. Aubrey
KENNETH R. AUBREY, a director,

in the
Presence of:

Witness:	/s/ Ian Smith

Name:	Ian Smith

Address:	MESSRS. CRANE & STAPLES
LONGCROFT HOUSE
FRETHERNE ROAD
WELWYN GARDEN CITY
HERTS AL8 6TU

Occupation:	Solicitor

SIGNED for and on behalf of
IMAGE SENSING SYSTEMS, INC.

BY:	/s/ Kenneth R. Aubrey
KENNETH R. AUBREY, President,
Chief Executive Officer and a director,

in the
Presence of:

Witness:	/s/ Ian Smith

Name:	Ian Smith

Address:	MESSRS. CRANE & STAPLES
LONGCROFT HOUSE
FRETHERNE ROAD
WELWYN GARDEN CITY
HERTS AL8 6TU

Occupation:	Solicitor

SIGNED for and on behalf of
CITYSYNC LIMITED

BY:	/s/ Frank Thomson
___________________________________, a director,

in the
Presence of:

Witness:	/s/ Ian Smith

Name:	Ian Smith

Address:	MESSRS. CRANE & STAPLES
LONGCROFT HOUSE
FRETHERNE ROAD
WELWYN GARDEN CITY
HERTS AL8 6TU

Occupation:	Solicitor